As filed with the Securities and Exchange Commission on February 29, 2000.
                                               Registration No. 333-91177


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       -----------------------------------

                                 AMENDMENT NO. 1
                                       to

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       -----------------------------------
                            Take to Auction.com, Inc.
             (Exact name of registrant as specified in its charter)

                       -----------------------------------

           Florida                                    7389                         65-0924433
(State or other jurisdiction of          (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)           Classification Code Number)         Identification Number)

                       2335 N.W. 107th Avenue, Suite 2M-23
                              Miami, Florida 33172
                                 (305) 436-8070
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Albert Friedman
                      President and Chief Executive Officer
                       2335 N.W. 107th Avenue, Suite 2M-23
                              Miami, Florida 33172
                                 (305) 436-8070
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                       Copies to:

     Keith Wasserstrom, Esq.                                      Joel D. Mayersohn, Esq.
         Baker & McKenzie                                         Matthew W. Miller, Esq.
 1200 Brickell Avenue, Suite 1900                           Atlas, Pearlman, Trop & Borkson, P.A
       Miami, Florida 33131                               200 East Las Olas Boulevard, Suite 1900
 Facsimile Number: (305) 789-8953                              Fort Lauderdale, Florida 33301
                                                              Facsimile Number: (954) 766-7800


         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /


         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ___________.


         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                                                  --------------------------------
                                                   CALCULATION OF REGISTRATION FEE
====================================================================================================================================
Title of Each Class of Securities to be Registered     Proposed Maximum Aggregate Offering Price (1)     Amount of Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common shares, par value $0.001 per share.......                      $15,600,000                                 $4,118.40
====================================================================================================================================



(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee.

                       ---------------------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE HAVE FILED A REGISTRATION STATEMENT RELATING TO THESE SECURITIES WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 Subject To Completion, Dated February 29, 2000

                                1,300,000 Shares


[LOGO]

                            Take to Auction.com, Inc.

                                  Common Shares

         This is an initial public offering of our common shares.




         Prior to the offering, there has been no public market for the common shares. We have applied to list our common shares on the American Stock Exchange under the symbol TTA. We currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. For factors to be considered in determining the initial public offering price, see "Underwriting."





         See "Risk Factors" beginning on page 4 to read about certain factors you should consider before buying these securities.


                       ---------------------------------

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                       ---------------------------------


                                                 Per Share            Total
                                                 ---------            -----
Initial public offering price.................   $    11.00      $  14,300,000
Underwriting discounts........................   $     0.66      $     858,000
Proceeds, before expenses, to Take to
Auction.com...................................   $    10.34      $  13,442,000

         The underwriters may, under certain circumstances, purchase up to an additional 195,000 common shares from Take to Auction.com solely to cover over-allotments.

                       ---------------------------------

         The underwriters expect to deliver the shares in            ,       on
       , 2000.

               The date of this prospectus is          , 2000.

                       ---------------------------------
                              Noble International
                               Investments, Inc.

                              [INSIDE FRONT COVER]


         Step 1 Register                             Step 6 Spread the Word
        Sign-Up and become          <--------     Tell your friends and family
    a TaketoAuction(SM) Member.                        about our community.

               |                                               ^
               |                                               |
               |                                               |
               v                                               |

      Step 2 Select Product                        Step 5 Collect your Profit
     Choose an item from our                  We handle billing and collection.
Online catalog of collectibles
  and specialty merchandise.

               |                                               ^
               |                                               |
               |                                               |
               v                                               |


     Step 3 TaketoAuction(SM)                             Step 4 SOLD!
 With one click send your item to                   The item is packaged and
auction. No obligation to purchase   ------->     shipped from our warehouse to
  the item if it is not sold at                             the buyer.
             auction.

                               Prospectus Summary


         This summary highlights the material information about our business and this offering, but you should read the entire prospectus, including the financial statements and the notes to those statements appearing elsewhere in this prospectus, before deciding to purchase our common shares. Unless otherwise specifically stated, the information in this prospectus assumes (A) that the underwriters will not exercise their over-allotment option and no options are presently exercisable under our stock option plan (B) a 1,000-for-one stock-split of our outstanding common shares effected on August 26, 1999 and (C) a subsequent 2.326530644-for-one stock split of our outstanding common shares effected on November 3, 1999. You should carefully consider the information set forth under the heading "Risk Factors."


                                  Our Business


         We are an Internet-based community providing our entrepreneurial members an online catalog of authentic collectibles and factory-new specialty merchandise to sell at online auction sites, such as eBay(SM), FairMarket(SM), Amazon(SM) and Yahoo!(SM). eBay, FairMarket, Amazon and Yahoo! are registered service marks of eBay Inc., FairMarket, Inc., Amazon.com, Inc. and Yahoo! Inc., respectively. Currently, we have no formal relationship or agreement with any of these online auction sites, although we will be pursuing such relationships or agreements in the future.

         Our members pay an annual membership fee and, at no additional cost, they select merchandise from our Web site that we then list automatically on their behalf on a popular online auction site for one week at a time. Each membership lasts for one year. Our members have the ability to earn money by selling items through popular online auction sites at prices in excess of the prices listed on our Web site. Our business model is distinct from and complements the more than 200 online auction sites. We do not merely provide a forum for buyers and sellers to meet, but rather we provide a total solution for our members where they can take our merchandise and list it on popular online auction sites. By doing this, we provide the various online auctions with additional merchandise available to be placed for auction on their sites. We intend to develop and expand our online membership base under the Take to Auction brand by attracting Internet users who can earn additional income through our Web site. We create Web site affinity by offering our members the ability to follow their portfolio of merchandise currently listed on online auction sites and to track their accumulated profits from completed online auctions. In the near future we intend to conduct monthly and annual competitions for the purpose of keeping members returning to our Web site.

         We are a development stage company, having launched our Web site in July 1999. We provide our members with a total solution to take items to online auction sites. Our principal sources of revenues are membership fees, the purchase of additional credits and the sale of products. In the future, we also anticipate receiving fees from third parties for advertising their products and services on our Web site. As our membership base expands and the volume of merchandise increases, our purchasing power and economies of scale should enable us to offer a broader array of merchandise at even better prices.


         We believe that our approach will appeal to Web users, create community affinity and increase user traffic on online auction sites because:


         o we provide members with a broad array of merchandise (currently 2,000 types of items) to take to online auctions;


         o members never have to purchase or take possession of the merchandise;


         o members do not have to take extensive steps to list items online such as photographing the item, scanning or cropping the photograph, writing the copy, setting the price, setting the length of auction, setting the minimum bid, setting the delivery options, and setting the payment options;

         o we facilitate transactions, free of charge to the member, by accepting credit cards and electronic checks and by handling shipping and delivery; and

         o our service is designed to promote an active membership community to provide a positive environment for advertising and electronic commerce.

                                  Risk Factors

         Our risks can be divided into the following three broad areas - risks related to our business - risks related to our industry - and risks related to this offering. Some, but not all, of the risks related to our business are based on the fact that we are a new company and include the following:

         o our limited operating history makes it difficult to evaluate our business;

         o we have an accumulated deficit and we anticipate that our losses will continue; and

         o we have received a going concern opinion from our independent auditors that expresses substantial doubt as to our ability to continue as a going concern as a result of our operating losses.

         In addition, some of the other risks related to our business include the following:

         o  we expect to grow rapidly and managing our growth may be difficult;

         o we will have broad discretion in allocating the proceeds of this offering; and

         o because our business model is unproven, we cannot assure you that our revenues will grow or that we will become profitable.

         Most, but not all, of the risks related to our industry are concerned with the current unsettled state of the Internet and include the following:

         o  concerns about Web security pose risks to our entire business;

         o we depend on the continuing development of the Web infrastructure and the unavailability of technology to meet the growth in use of the Web for online commerce may reduce our revenues and profits;

         o governmental regulation and legal uncertainties relating to the Web could increase our costs of transmitting data and increase our legal and regulatory expenditures and could decrease our membership base; and

         o we may be subject to liability for the products sold at auction by our members.

         Many, but not all, of the risks related to this specific offering include the following:

         o we may not be able to obtain or maintain a listing on the American Stock Exchange, so you may not be able to sell your shares easily;

         o  possible volatility of our stock price could harm our shareholders;

         o control by principal shareholders, executive officers and directors could harm our shareholders; and

         o we will need to raise additional capital which may affect our shareholders, and our business will be harmed if we are unable to obtain additional capital.

                                  Our Strategy


         Our strategy is to use our innovative business model to capitalize on the current popularity of online person-to-person auction sites. We believe we are the only online business which enables its members to sell, for a profit, products that they do not own or possess at online auction sites. Our strategy includes the following key elements:

         o take advantage of our innovative business model by providing our members with a total solution to sell products at online auction sites to attract more members;

         o grow the Take to Auction.com community and increase the membership base;

         o  promote the Take to Auction.com brand;

         o forge business relationships with leading online auction sites such as eBay, FairMarket, Yahoo! and Amazon to improve brand-name recognition and the efficiency of our network systems;

         o enhance the Take to Auction.com Web site features and functionality by adding unique content to our membership community; and

         o  generate revenues from the sale of online advertising.


                              Our Corporate History

         Take to Auction.com, Inc. was incorporated in Florida in June 1999. Our principal executive offices are located at 2335 N.W. 107th Avenue, Suite 2M-23, Miami, Florida 33172. Our telephone number is (305) 436-8070, and our Web site is located at www.taketoauction.com. The information contained on our Web site is not incorporated by reference into this prospectus.

                                  The Offering


Common shares offered by
Take to Auction.com...........................    1,300,000 Shares

Common shares to be outstanding after this
offering......................................    19,300,000 Shares

Use of proceeds...............................    Fund the development of our
                                                  network infrastructure,
                                                  implement our growth strategy,
                                                  launch a targeted
                                                  advertisement campaign,
                                                  increase our inventory and for
                                                  working capital, general
                                                  administrative and other
                                                  expenses. Please see "Use of
                                                  Proceeds."

Proposed American Stock Exchange symbol.......    TTA

                             Summary Financial Data


         The following summary of the financial data for our business should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the accompanying notes to those statements included elsewhere in this prospectus.




                                                              For the period
                                                             from June 2, 1999
                                                            (date of inception)
                                                         through December 31, 1999
                                                     ----------------------------------
    Statement of Operations Data:
         Net revenues                                $                  70,067
         Operating expenses                                           (483,687)
         Net loss                                                     (549,662)

         Basic and diluted loss per share            $                   (0.03)
                                                     ==================================

         Weighted average number of
            common shares outstanding                               17,090,297
                                                     ==================================

                                                     December 31, 1999
                                            ------------------------------------
                                                 Actual          As adjusted (1)
Balance Sheet Data:
     Cash and cash equivalents              $   856,949             $ 13,298,949
     Working capital                            288,032               12,730,032
     Total assets                             2,579,739               15,021,739
     Shareholders' equity                     1,150,338               13,592,338






(1) Adjusted to give effect to the sale of the common shares offered by us (at the assumed initial public offering price of $11.00 per share), and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds."


                                -----------------


         We have applied for registration of the service marks Take to Auction.com, Take to Auction, Take2Auction and Take2Auction.com with the U.S. Patent and Trademark Office. We have also applied for a U.S. patent registration of our method for providing merchandise to online auction sites. We cannot assure you that a patent will be issued to us, or, if issued, will provide us with all of the protections that we have sought. This prospectus also includes tradenames and trademarks that belong to other companies. Use or display by us of other parties' trademarks, tradenames or products is not intended to, and does not imply a relationship with, or endorsement or sponsorship of, Take to Auction by the trademark or tradename owners.

                                  Risk Factors

         This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before you decide to invest in our common shares. If any of the following risks occur, our business, results of operations or financial condition could be harmed. This prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. When used in this prospectus, the words "expect," "anticipate," "intend," "hope," "design," "plan" and similar expressions are intended to identify certain of these forward-looking statements. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ significantly from those discussed in this prospectus. Factors that could cause or contribute to such differences include those discussed below as well as those discussed elsewhere in this prospectus.

Risks Related to Our Business

Our limited operating history makes it difficult to evaluate our business


         We commenced operations in June 1999 and launched our Web site in July 1999. There are no period-to-period comparisons of our operating results from which to evaluate our performance. An investor in our common shares must consider the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as online commerce. These risks include depleting our cash reserves, lower than expected revenues and earnings and not being able to pay expenses as they come due, as well as the following:

         o  we may not be able to establish and grow our membership base;

         o we may not be able to establish and maintain commercial relationships with suppliers of merchandise to increase the number of items listed on our service;

         o we may not be able to maintain and enhance our brand and implement and execute our business and marketing strategy;

         o we may not be able to continue to develop and upgrade our technology and information processing systems;

         o  we may not be able to provide superior customer service;

         o  we may not be able to secure adequate financing to fund growth;

         o we may not be able to respond effectively to competitive developments and a rapidly changing market; and

         o we may not be able to attract qualified personnel, and if attracted, we may not be able to integrate, retain and motivate such personnel.


         Our failure to accomplish any of these objectives would harm our business, financial condition and results of operations.


We have an accumulated deficit and we anticipate that our losses will continue

         We launched our Web site in July 1999 and had only approximately 230 members as of February 24, 2000, representing approximately $147,000 of annual membership fees. We have only generated revenues of approximately $70,000 as of December 31, 1999. Therefore, we have not achieved profitability and expect to incur operating losses for the foreseeable future. We incurred net losses of approximately $550,000 for the period from June 2, 1999 (inception) through December 31, 1999. We expect to continue to incur significant operating and capital expenditures and net operating losses arising from initial development costs, technology improvements and implementation of our business strategy. We currently forecast an increased loss of approximately $7 million for fiscal year 2000. Our current and future expense levels are based largely on our investment plans and estimates of future revenues and are, to a large extent, fixed. We estimate fixed expenses over the next 12 months to be approximately

$3.1 million. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues relative to our planned expenditures would have an immediate harmful effect on our business, financial condition and results of operations. Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions that could harm our short-term or medium-term financial condition and results of operations.

         We may not achieve profitability. Even if we do so, we may never sustain or increase profitability on a quarterly or annual basis in the future. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, financial condition and results of operations will be harmed. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We received a going concern opinion from our independent auditors

         We received an opinion from our independent auditors on our December 31, 1999 financial statements expressing substantial doubt as to our ability to continue as a going concern as a result of our operating losses during the development stage and our need for substantial amounts of additional funding to continue our operations.

We may face competition from existing online auction sites or new person-to-person trading Web sites which may harm our business

         Currently we believe that we are the only entity using our innovative business model. However, we could face competition from existing online auction sites or new person-to-person trading Web sites that may provide the Take to Auction concept in the future. In the event that existing online auction sites begin to provide the Take to Auction concept in the future, they could attempt to block us from accessing their auction sites. Barriers to entry are relatively low and future competitors could launch new sites at a relatively low cost using commercially available software. Likewise, it would not be costly for existing online auction sites to modify their format to provide the Take to Auction concept. Many of the major online auction sites, if they were to compete with us in the future, have longer operating histories, larger user bases, longer relationships with consumers, greater brand or name recognition and significantly greater financial, technical and marketing resources than we do. Competitive pressures created by any one of these companies, or by new entries using the Take to Auction concept, could harm our business, financial condition and results of operations. Please see "Business - Competition."


We expect to grow rapidly and managing our growth may be difficult

         We expect to grow rapidly by expanding our membership base. This growth is likely to place a significant strain on our resources and systems. To manage the expected growth of our operations and personnel, we will be required to improve existing and implement new transaction processing, operational and financial systems, procedures and controls, and to augment, train and manage our growing employee base. We also will be required to expand our finance, administrative and operations staff.


         We may have to cease accepting new members if we fail to meet internally set minimum inventory requirements. In such case, prospective members will be placed on a waiting list until we are able to stock sufficient inventory. Each prospective member on the waiting list will be contacted and granted membership status once we determine that our inventory is sufficiently stocked.

Our success is dependent upon our management team who have only recently started working together in this relatively new industry

         Our success is dependent upon our management team which has only recently started working together in this relatively new industry. All members of our senior management recently joined us. Although our executive management team has some experience in operating businesses engaged in electronic commerce, due to the relatively short-lived nature of the electronic commerce industry, it is more difficult to assess and evaluate management in the electronic commerce industry than it is in other industries. Our new employees include a number of key managerial, marketing, planning, technical and operations personnel who have not yet been fully integrated into our company, and we expect to add additional key personnel in the near future. These individuals have not previously worked together and, as a result, may not work together effectively as a team to successfully manage our growth. Please see "Business - Employees."

We will have broad discretion in allocating the proceeds of this offering

         We have allocated a portion of the net proceeds of this offering for use as working capital. As to such funds, you will be relying on our judgment and discretion without specific information as to the uses which are proposed to be made of such funds. Please see "Use of Proceeds."

If we are unable to adequately assess the demand for merchandise listed on our Web site, our business would be harmed

         We intend to rely on the expertise of our purchasing and marketing professionals to select and purchase merchandise that is saleable on online auction sites. Our evaluation of market demand for merchandise will be based on internal periodic reports that will contain an analysis of the most popular items sold at major online auction sites and our projections of new consumer trends. The volume and type of merchandise that we maintain in our inventory will also be based on these evaluations and projections. The lack of market acceptance for the items of merchandise selected and purchased by us would significantly reduce our revenues and, therefore, harm our business, results of operation and financial condition. Please see "Business - Purchasing and Inventory."

Difficulties associated with our brand development may harm our ability to attract members


         We believe that our growth will depend on the strengthening of our brand which is critical to achieving widespread acceptance of Take to Auction.com, particularly in light of the competitive nature of the online commerce industry. Promoting and positioning our brand will depend largely on the success of our marketing efforts and our ability to provide high quality services. To promote our brand, we will need to increase our marketing budget and otherwise increase our financial commitment to create and maintain brand loyalty among users. We intend to increase our marketing efforts and budget as our membership base expands. Over the next 12 months, we are estimating our marketing expenses to be $100,000. Brand promotion activities may not yield increased revenues and any such revenues may not offset the expenses incurred by us in attempting to build our brand. Further, new users attracted to Take to Auction.com may not conduct transactions through our Web site on a regular basis. If we fail to promote and maintain our brand or if we incur substantial expenses in an attempt to promote and maintain our brand or if our future strategic relationships fail to promote our brand or increase brand recognition, our business, financial condition and results of operations would be harmed. Please see "Business - Take to Auction Strategy."


Because our business model is unproven, we cannot assure you that our revenues will grow or that we will become profitable


         Our business model depends upon our ability to leverage and to expand our network of members, suppliers, manufacturers, wholesalers and online advertisers to generate multiple revenue streams. The potential profitability of this business model is unproven, and to be successful we must, among other things, develop and market additional products and services to existing members effectively. Furthermore, we may be forced by competitive pressures, industry consolidation or otherwise, to change our business model, in which case our financial results could be harmed. Our business model may not be successful and we may not achieve revenue growth or profitability.

Many of the online auction sites that are accessed by our members through our services are emerging Internet companies that represent business and credit risks

         We expect to derive a significant portion of our revenues from the sale of memberships and additional credits to Web users who want to earn additional income by taking merchandise to online auction sites. Many of these online auction sites have limited operating histories, are operating at a loss and have limited access to capital. If the online auction sites or our online advertising customer base experience financial difficulties or fail to experience commercial success, we may lose a significant source of revenue and our business will suffer. Ultimately, the success of these entities is entirely outside our control.

The revenue expected from online advertising may not materialize

         We also plan to generate revenues from the sale of advertising and navigation services to other Internet companies, including Web site owners, Internet retailers, Internet portals and regional Internet Service Providers. It is anticipated that this will be a relatively minor revenue stream which will not severely impact us if it does not materialize. We currently have banner arrangements with two entities: Perfumania.com, Inc. and SR7 Leasing, Inc., doing business as Potamkin Auto Leasing. These entities are permitted to display their banners on our Web site, and in return we receive a small portion of any sales which result from the banners. In the future, we may have "per click" arrangements whereby a company is permitted to display its banner on our Web site and we are compensated based on the number of "clicks" or "hits" on the banner.


Our success depends on the success of online auction Web sites, and the market for online auction sites is developing and depends on the continued growth of online person-to-person commerce.

         Our business depends on the continued growth and success of online auction sites. The growth and popularity of online auctions, if maintained, should allow us to retain members who are interested in making money by taking goods to online auction sites. Online auction sites are part of a developing market which, like us, depends on the continued growth of online person-to-person commerce. The market for the sale of goods over the Internet, particularly through person-to-person trading, is a new and emerging market. The future revenues and profits of online auction sites and, consequently, our revenues and profits, are substantially dependent upon the widespread acceptance and use of the Internet and other online services as a medium for commerce by consumers. Rapid growth in the use of and interest in the Web, the Internet and other online services is a recent phenomenon and this acceptance and use may not continue to develop. A sufficiently broad base of consumers may not adopt, and continue to use, the Internet as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and few proven services and products exist. Growth in our member base relies on attracting consumers who have historically used traditional means of commerce to purchase goods and on entrepreneurial individuals who may desire to augment their income. We will only be successful if these consumers and entrepreneurs accept and use novel ways of conducting business and exchanging information.

Changes in consumer trends may harm our business

         The popularity of certain categories of items, such as toys, dolls and memorabilia, among consumers may vary over time due to perceived scarcity, subjective value, and societal and consumer trends in general. A decline in the popularity of, or demand for, certain collectibles or other specialty items taken to auction through our service could reduce the overall volume of transactions on our Web site, resulting in reduced revenues. Certain consumer "fads" may temporarily inflate the volume of certain types of items provided on our service, placing a significant strain upon our infrastructure and transaction capacity. The decline of a "fad" would leave us with a large inventory of unsaleable goods and could harm our business, financial condition and results of operations.

Unexpected increases in traffic may stress our systems


         We intend to generate a high volume of traffic and transactions on the Take to Auction.com service. Accordingly, the satisfactory performance, reliability and availability of our Web site, processing systems and network infrastructure are critical to our reputation and our ability to attract and retain large numbers of members who take merchandise to online auction sites while maintaining adequate customer service levels. Our revenues depend on the number of items listed by us, the number of members that join our service, the success of our members in completing online auction transactions and our ability to attract online advertisers. Any system interruptions that result in the unavailability of our service or reduced member activity would reduce the volume of items taken to online auction sites and online auction sales completed and could affect the average selling price of the items. Interruptions of service may also diminish the attractiveness of our services. The online auction sites have experienced, and our service will likely experience, periodic system interruptions, which we believe will continue to occur from time to time. Since the opening of our Web site to the public, we have experienced only one interruption of service, which lasted approximately 8 hours. Any substantial increase in the volume of traffic on our Web site or in the number of members selecting merchandise to take to online auction sites will require us to expand and upgrade our technology, transaction processing systems and network infrastructure. We may be unable to accurately project the rate or timing of increases, if any, in the use of our service or expand and upgrade our systems and infrastructure to accommodate such increases in a timely manner. Any failure to expand or upgrade our systems could harm our business, financial condition and results of operations. Please see "Business - Operations and Technology."


We may be unable to respond to the rapid technological change in our industry


         Our market is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing customer demands. Accordingly, our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to continually improve the performance, features and reliability of our service in response to competitive service and product offerings and evolving demands of the marketplace. Our failure to adapt to these changes would harm our business, financial condition and results of operations. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures by us to modify or adapt our services or infrastructure, which could strain our resources, require us to modify our business plan and harm our business, financial condition and results of operations. Please see "Business - Operations and Technology."


Risks Related to Our Industry

Concerns about Web security pose risks to our entire business

         A significant barrier to the public's acceptance of online commerce and communications is the secure transmission of confidential information over public networks. We expect that a significant number of buyers of merchandise auctioned by our members will authorize us to bill their credit card accounts directly for all transaction fees charged by us. We rely on encryption and authentication technology licensed from a third party to provide the security and authentication technology to effect secure transmission of confidential information, including buyer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the technology used by us to protect customer transaction data. If any such compromise of our security were to occur, it could harm our reputation and, therefore, our business, financial condition and results of operations. Please see "Business Operations and Technology."

Our operating results would be harmed if we experience significant credit card fraud


         Under current practices, we are liable for fraudulent credit card transactions because we do not require a customer's signature to authorize a transaction. Our failure to adequately control fraudulent credit card transactions would harm our business, financial condition and results of operations. Although we do not maintain a reserve fund to cover potential fraudulent credit card transactions, we have never experienced a fraudulent credit card transaction. If such loss would exist in the future, we would record the loss in the period incurred.


We depend on the continuing development of the Web infrastructure, and the unavailability of technology to meet the growth in use of the Web for online commerce may reduce our revenues and profits

         The success of our service will depend in large part upon the development and maintenance of the Web infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security. We also depend on timely development of complementary products, such as high speed modems, for providing reliable Web access and services. Because global commerce and the online exchange of information is new and evolving, it is difficult to predict with any assurance whether the Web will prove to be a viable commercial marketplace in the long-term. The Web has experienced, and is expected to continue to experience, significant growth in the numbers of users and amount of traffic. To the extent that the Web continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users, the Web infrastructure may not continue to be able to support the demands placed on it by this continued growth and the performance or reliability of the Web may be compromised. The infrastructure or complementary products or services necessary to make the Web a viable commercial marketplace for the long-term may not be developed and, even if they are developed, the Web may not become a viable commercial marketplace for services such as those offered by us. If the necessary infrastructure, standard or protocols or complementary products, services or facilities are not developed, or if the Web does not become a viable commercial marketplace, our business, financial condition and results of operations will be harmed. Even if the infrastructure, standards or protocols or complementary products, services or facilities are developed and the Web becomes a viable commercial marketplace in the long term, we might be required to incur substantial expenditures in order to adapt our service to changing Web technologies, which could harm our business, financial condition and results of operations. Please see "Business - Industry Background."

Legal risks associated with information disseminated through our service may harm our business


         The law relating to the liability of online services companies for information carried on or disseminated through their services is currently unsettled. It is possible that claims could be made against online services companies under both United States and foreign law for defamation, libel, invasion of privacy, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their services. Several private lawsuits seeking to impose such liability upon other online services companies are currently pending. In addition, legislation has been proposed in several states, including California, Maryland, Nevada, Virginia and Washington that imposes liability for or prohibits the transmission over the Internet of certain types of unsolicited e-mail or advertisements. The imposition upon us and other online service providers of potential liability for information carried on or disseminated through their services could require us to implement measures to reduce our exposure to such liability, which may require us to expend substantial resources and/or to discontinue certain service offerings. In addition, the increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could impact the growth of Internet use. We do not carry liability insurance. Therefore, any costs incurred by us as a result of such liability or asserted liability could harm our business, financial condition and results of operations. Please see "Business-Government Regulation" and " - Privacy Policy."


Governmental regulation and legal uncertainties relating to the Web could increase our costs of transmitting data and increase our legal and regulatory expenditures and could decrease our membership base


         Government regulation of communications and commerce on the Internet varies greatly from country to country. Unlike some countries and the European Union, the United States Congress has, to date, enacted relatively few laws expressly aimed at e-commerce. For example, the Trademark Cyberpiracy Prevention Act of 1999 seeks to help trademark owners protect their intellectual property against "cybersquatters" who register Internet domain names resembling famous trademarks in order to extort money from or defame the trademark owner. Due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights, enforceability of contracts and information security. Because our services are accessible worldwide, and we facilitate sales of goods to users worldwide, any jurisdiction in which our services can be accessed or are used may seek to impose its laws on us and to enforce those laws in proceedings in those countries where we could be forced to defend ourselves. Please see "Business -Government Regulation."


The imposition of sales and other taxes on our business or on products we offer to our members and on Internet services generally could impair the growth of electronic commerce

         We do not collect sales or other similar taxes with respect to goods sold through our service. However, one or more states or countries may seek to impose sales tax collection obligations on out-of-state companies which engage in or facilitate online commerce, and a number of proposals have been made at the Federal, state and local level, as well as in foreign jurisdictions, that would impose additional taxes on the sale of goods and services through the Internet. In addition, a bill was introduced in the U.S. Congress in July 1999 that would impose a 5% Federal tax on sales by a merchant over the Internet that are not otherwise taxable. These proposals, if adopted, could substantially impair the growth of electronic commerce, and could harm our opportunity to derive financial benefit from such activities. Moreover, a successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the exchange of merchandise on our system could harm our business, financial condition and results of operations. Please see "Business - Government Regulation."

International barriers may increase our costs and risks of doing business


         Because we facilitate sales of goods to users worldwide, we may be subject to significant costs and risks with respect to potentially complex personal data privacy protection and online contracting regulatory requirements, export and import restrictions, customs clearance, currency exchange controls, and tariffs and other trade barriers.


We may be subject to liability for products whose sale we facilitate


         Buyers of our products may sue us if they are harmed by any of the products whose sales we facilitate. Although we do not manufacture these products, we are exposed to potential liability. Liability claims could require us to spend significant time and money in litigation or to pay significant damages, which could harm our business, financial condition and results of operations. Although we intend to disclaim all warranties and to rely on the manufacturers to fulfill their warranty obligations, we cannot be certain that such disclaimers will always be enforceable outside of the United States or that the manufacturers will be able to fulfill their warranty obligations. Please see "Business - Product and Service Warranties."


Our failure to protect our intellectual property rights could harm our brand-building efforts and ability to compete effectively


         We regard the protection of our copyrights, service marks, trademarks, trade dress and trade secrets as critical to our future success, and rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect our proprietary rights in products and services. We have applied for registration of the service marks Take to Auction.com, Take to Auction, Take2Auction and Take2Auction.com with the U.S. Patent and Trademark Office. We have also applied for a U.S. patent registration on our method for providing merchandise to online auction sites. The patent may not be issued to us, or, if issued, it may not provide us with all of the protections that we have sought. Please see "Business--Intellectual Property Rights."

         We have entered into confidentiality and invention assignment agreements with our employees and contractors, and nondisclosure agreements with parties with which we conduct business to limit access to and disclosure of our proprietary information. These contractual arrangements or the other steps taken by us to protect our intellectual property may be insufficient to prevent misappropriation of our technology and may not deter independent third-party development of similar technologies. To date, we have not been notified that our technologies infringe the proprietary rights of third parties, but third parties may claim infringement by us with respect to past, current or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on terms acceptable to us. As a result, any such claim could harm our business, financial condition and results of operations. Please see "Business--Intellectual Property Rights."




We could still face problems related to the Year 2000 issue which could be disruptive to our business operations

         To date, we have not experienced any problems as a result of the commencement of the Year 2000. Nevertheless, computer experts have warned that there may still be residual consequences stemming from the change in centuries and, if these consequences become widespread, they could result in a decrease in sales of our services, increased operating expenses and other business interruptions. Year 2000 problems would also decrease our reputation for reliability when we are trying to grow the membership base. We have not developed any specific contingency plan for Year 2000 issues. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Impact of Year 2000."


Risks Related to this Offering




We may not be able to obtain or maintain a listing on the American Stock Exchange, so you may not be able to sell your shares easily

         Because we may not be able to obtain or maintain a listing on the American Stock Exchange ("AMEX"), your shares may be difficult or impossible to sell. Trading in our common shares, if any, is intended to be conducted on the AMEX after the initial offering period. However, if we are unable to qualify for this listing, we believe that our common shares may trade on the over-the-counter market in the so-called "pink sheets" or the OTC Bulletin Board, which was established for securities that do not meet the AMEX listing requirements. Consequently, selling your common shares would be more difficult because smaller quantities of common shares could be bought and sold, transactions could be delayed, and coverage of us by securities analysts and news media may be reduced. As a result, shareholders may not be able to sell their shares, which illiquidity may cause a decreased trading price and larger spreads in the bid and ask price for our common shares.


Broker-dealers may be unable to sell our common shares because of the low price


         Although we intend to be listed on the AMEX, we cannot assure you that we will be able to qualify and obtain this listing. If our application is not approved, our shares may trade only on the OTC Bulletin Board or in the National Quotation Bureau, LLC's Pink Sheets. The effects of not being eligible for trading on the AMEX include the limited release of the market prices of our stock and limited news coverage of us. Ineligibility may also restrict investors' interest in our stock and materially adversely affect the trading market and prices for our stock and our ability to issue additional securities or to secure additional financing. In addition, if our stock is not eligible for trading on the AMEX, and the trading price of our common stock was less than $5.00 per share, our common stock could be subject to Rule 15g-9 under the Securities and Exchange Act of 1934, as amended. That rule, otherwise known as the "Penny Stock Rule," requires that broker-dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving purchasers' written consents, prior to any transaction. If our common stock is deemed to be a penny stock under the Securities Enforcement and Penny Stock Reform Act of 1990, this would require additional disclosure in connection with trades in our common stock, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could severely limit the liquidity of our common stock, the ability of broker-dealers to sell our common shares and the ability of purchasers in this offering to sell their securities in the secondary market.


We may be unable to sell shares in some states due to blue sky regulations


         If we are unable to list our shares on the AMEX, we must register the common shares in any state where we desire to sell our common shares. We must also register our officers and directors as broker dealers in any state in which we seek to sell our common shares or seek an exemption to such registration. The underwriter must also register in such an event. If a registration of the common shares in various states is not approved, it will not be possible for us to sell the common shares. We intend to use our best efforts to register in every state where we believe there is a significant market for our common shares. Should any or all common share registrations not be approved, this would prohibit us from selling the common shares offered for sale in such jurisdictions, would make it more difficult for you to sell your common shares and could adversely affect the overall success of this offering.


Possible volatility of our stock price could harm our shareholders

         The stock markets in general, and the market for Internet-related and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology stocks are at or near historical highs and reflect valuations substantially above historical levels. These trading prices and valuations may not be sustained. These broad market and industry factors may harm the market price of our common shares, regardless of our operating performance. Market fluctuations, as well as general political and economic conditions such as recession or interest rate or currency rate fluctuations, may also harm the market price of our common shares. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against the company. This litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would harm our business, financial condition and results of operations.

Control by principal shareholders, executive officers and directors could harm our shareholders


         Upon completion of this offering, our executive officers and directors and greater-than-five-percent shareholders will, in the aggregate, own approximately 44% of the outstanding common shares (43% if the underwriters' over-allotment option is exercised in full). Further, our bylaws provide for a classified board of directors which is controlled by our founders. This means that the board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. This makes it more difficult to gain control of the board of directors and may delay, defer or prevent a change in control of our company. As a result, the executive officers, directors and greater-than-five-percent shareholders, acting together, will have the ability to control most, if not all, matters submitted to shareholders and directors for approval (including the election and removal of directors and officers and any merger, consolidation or sale of all or substantially all of our assets) and to control our management and affairs. Accordingly, this concentration of ownership, as well as the classified board of directors, may have the effect of delaying, deferring or preventing a change in our control, impede a merger, consolidation, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain our control, which in turn could harm the market price of our common shares. The following four individuals own greater than 5% of the Company:
Horacio Groisman; Albert Friedman; Hugo Calemczuk; and Magdalena Zafir. In addition, Ilia Lekach owns all of Pacific Investments, which in turn owns greater than 5% of the Company. Please see "Management" and "Principal Shareholders."

Shares eligible for public sale after this offering could harm our stock price


         Sales of substantial amounts of common shares (including shares issued upon the exercise of outstanding options) in the public market after this offering could harm the market price of our common shares. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. In addition to the common shares we are offering (assuming no exercise of the underwriters' over-allotment option), as of the date of this prospectus, there will be 18,000,000 common shares outstanding, all of which are "restricted securities" under the Securities Act of 1933, as amended. Notwithstanding any earlier eligibility for sale under the provisions of Rule 144, due to lock-up agreements with the representatives of the underwriters, none of the restricted securities will be available for sale in the public market until at least 180 days after the date the registration statement is declared effective by the of the Securities and Exchange Commission. Following the expiration of the 180 day lock-up agreements, ____ of the restricted securities will be available for sale in the public market until the expiration of any applicable holding periods under Rule 144 of the Securities Act and our right to repurchase unvested shares. In addition, as of the date of this prospectus, there were outstanding options to purchase 815,000 common shares, none of which were immediately exercisable or exercisable within 60 days of the date of this prospectus. Notwithstanding any earlier eligibility for sale under the provisions of Rule 144(k), due to lock-up agreements with the representatives of the underwriters, none of the outstanding options will be available for sale in the public market until at least 180 days after the date the registration statement is declared effective by the of the Securities and Exchange Commission. Following the expiration of the 180 day lock-up agreements, none of the outstanding options will be available for sale in the public market until the expiration of the applicable holding periods under Rule 144(k) of the Securities Act. The representative of the several underwriters acting together may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. Immediately after this offering, we intend to register approximately 2,442,857 common shares subject to outstanding options and reserved for issuance under our stock option and purchase plans. Please see "Shares Eligible for Future Sale."


We will need to raise additional capital which may affect our shareholders, and our business will be harmed if we are unable to obtain additional capital


         We currently anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital, capital expenditures and business expansion through at least the next 12 months. Thereafter, we will need to raise additional funds. We may need to raise additional funds sooner in order to fund more rapid expansion, to develop new or enhanced services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, your percentage ownership will be reduced, you may experience additional dilution and these securities may have rights, preferences and privileges senior to those of the common shares. Additional financing may not be available on terms favorable to us or at all. If we are unable to list the shares of common stock on the AMEX, it may be more difficult to raise additional funds. If adequate funds are not available or are not available on acceptable terms, we may not be able to fund our expansion, take advantage of unanticipated acquisition opportunities, develop or enhance services or products or respond to competitive pressures. Our inability to raise additional capital on acceptable terms could harm our business, financial condition and results of operations. Please see "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources."


You will incur immediate and substantial dilution and may face further dilution


         The initial public offering price of the common shares paid by you is substantially higher than the net tangible book value per outstanding share of our common shares. Purchasers of the common shares in this offering will suffer immediate and substantial dilution of $10.30 per share in the net tangible book value of the common shares from the initial public offering price, assuming an initial public offering price of $11.00 per share. To the extent that outstanding options to purchase our common shares are exercised, there may be further dilution. Please see "Dilution."

                                   Market Data

         This prospectus contains market data related to Take to Auction.com and the Internet. This data has been included in the studies published by the Internet market research firms of International Data Corporation and Forrester Research, Inc. This market data includes projections that are based on a number of assumptions. These assumptions include that:


         o the number of people online and the total number of hours spent online will increase significantly over the next five years;

         o  the use of online auction sites will increase;

         o Internet security and privacy concerns will be adequately addressed; and

         o  no catastrophic failure of the Internet will occur.

         If any one or more of these assumptions turns out to be incorrect, actual results may differ significantly from the projections based on these assumptions.

                                 Use of Proceeds


         At an assumed initial public offering price of $11.00 per share, we estimate that the net proceeds to us from the sale of the common shares will be approximately $12.4 million (approximately $14.5 million if the over-allotment option is exercised in full) after deducting the estimated underwriting discount and estimated offering expenses. We intend to use the net proceeds in approximately the following manner:

             Inventory                                   $10,720,000

             Salaries                                        475,000

             Network Infrastructure                          410,000

             Marketing / advertising                          50,000

             Working capital                                 790,000

         Within the above categories, we intend that our management will have broad discretion in the application of the net proceeds. Remaining amounts, if any, will be used for general corporate purposes. Pending such uses, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities. Please see "Risk Factors - Risks Related to this Offering - We will likely need to raise additional capital which may affect shareholders, and our business will be harmed if we are unable to obtain additional capital."


                                 Dividend Policy

         We have not declared or paid any cash dividends on our capital stock. We presently intend to retain future earnings, if any, to finance the expansion of our business and fund operating losses and do not anticipate paying any cash dividends in the foreseeable future.

                                 Capitalization


         The following table sets forth our capitalization as of December 31, 1999:


         o  on an actual basis;



         o on an as adjusted basis to reflect the estimated net proceeds from the sale of the common shares offered by us after deducting the underwriting discount and estimated offering expenses payable by us. Please see "Use of Proceeds."


You should read this information together with our financial statements and the accompanying notes to those statements appearing elsewhere in this prospectus.


                                                                      December 31, 1999
                                                            --------------------------------------
                                                                    Actual          As adjusted
                                                                    ------          -----------
Stockholders' equity:

    Preferred stock, $0.001 par value,
    10,000,000 shares authorized,  no shares
    issued and outstanding actual, pro forma and
    as adjusted.....................................      $           ---        $          ---

    Common stock, $0.001 par value,
    50,000,000 shares authorized, 18,000,000
    shares issued and outstanding actual;
    19,300,000 shares issued and outstanding
    as adjusted.....................................
                                                                   18,000                19,300

    Additional paid-in capital......................            1,682,000            14,122,700

    Accumulated deficit.............................             (549,662)             (549,662)
                                                          ---------------     -----------------

         Total stockholders' equity.................            1,150,338            13,592,338
                                                          ---------------     -----------------

         Total stockholders' equity.................      $     1,150,338     $      13,592,338
                                                          ===============     =================

                                    Dilution

         Our net tangible book value as of December 31, 1999 was approximately $1.2 million or $0.06 per common share. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of common shares outstanding.

         After giving effect to the sale of common shares offered by us at an assumed initial public offering price of $11.00 per share, and the application of the estimated net proceeds therefrom, our net tangible book value as of December 31, 1999, would have been approximately $13.6 million or $0.70 per common share. This represents an immediate increase in net tangible book value of $0.64 per share to existing shareholders and an immediate dilution of $10.30 per share to new shareholders purchasing common shares in this offering. The following table illustrates this dilution:

Assumed initial public offering price per share...................                              $11.00
Net tangible book value per share prior to this offering..........             $ 0.06
Increase per share attributable to new shareholders...............               0.64
                                                                                 ----
Net tangible book value per share after this offering.............                                0.70
                                                                                                  ----
Total net tangible book value dilution per share to new
  shareholders....................................................                              $10.30
                                                                                                ======


         The following table summarizes as of December 31, 1999, on the pro forma basis described above, the number of common shares purchased from us, the total consideration paid to us and the average price per share paid by existing shareholders and by investors purchasing common shares in this offering (before deducting the estimated offering expenses):

                                          Shares Purchased                    Total Consideration
                                      -------------------------            -------------------------
                                      Number            Percent            Amount            Percent
                                      ------            -------            ------            -------

Existing shareholders...............  18,000,000           93.3%        $   1,700,000            10.6%
New investors (1)...................   1,300,000            6.7            14,300,000            89.4
                                      ----------        -------         -------------        --------

Total...............................  19,300,000          100.0%        $  16,000,000           100.0%
                                      ==========        =======         =============        ========


(1) If the underwriters' over-allotment is exercised in full, the number of shares held by new investors will be increased to 1,495,000, or 7.7% of the total common shares to be outstanding after this offering.

         The foregoing discussion and tables assume no exercise of any stock options outstanding as of the date of this prospectus. As of the date of this prospectus, there were options outstanding to purchase a total of 815,000 common shares with a weighted average exercise price of $5.23 per share. To the extent that any of these options are exercised, there will be further dilution to new investors in this offering.

                             Selected Financial Data

         The following selected financial data should be read in conjunction with, and are qualified by reference to, the financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The financial statement data as of December 31, 1999 and for the period from June 2, 1999 (date of inception) through December 31, 1999 are derived from, and are qualified by reference to, the audited financial statements of Take to Auction.com (which report includes an explanatory paragraph related to the Company's ability to continue as a going concern) included elsewhere in this prospectus (excluding the balance sheet as adjusted, which gives effect to the sale of common shares offered by us).


                                                            For the period
                                                           from June 2, 1999
                                                          (date of inception)
                                                                through
                                                           December 31, 1999
                                                          -------------------
Statement of Operations Data:
     Net revenues                                       $             70,067
     Cost of net revenues                                            136,042
                                                        --------------------
         Gross margin                                                (65,975)
                                                        --------------------

     Operating expenses:
         General and administrative                                  383,630
         Auction fees                                                  5,727
         Sales and marketing                                          19,061
         Fulfillment                                                  42,632
         Web site development
            expenses                                                  32,637
                                                        --------------------

     Total operating expenses                                        483,687
                                                        --------------------

     Net loss                                           $           (549,662)
                                                        ====================

     Basic and diluted loss
        per common share                                $              (0.03)
                                                        ====================

     Weighted average number of
        common shares outstanding                                 17,090,297
                                                        ====================

                                                                             December 31, 1999
                                                      ----------------------------------------------------------------
                                                                 Actual                       As adjusted (1)
                                                                 ------                       ---------------
Balance Sheet Data:
     Cash and cash equivalents                          $       856,949                      $    13,298,949
     Working capital                                            288,032                           12,730,032
     Total assets                                             2,579,739                           15,021,739
     Shareholders' equity                                     1,150,338                           13,592,338



(1) Adjusted to give effect to the sale of the common shares offered by us (at the assumed initial public offering price of $11.00 per share), and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds."

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations


The following discussion of our financial condition and results of operations is based upon and should be read in conjunction with our financial statements and their related notes included elsewhere in this prospectus.



This prospectus contains certain "forward-looking statements" based on our current expectations, assumptions, estimates and projections about us and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of factors more fully described in this section and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, unless new information renders items herein misleading, or unless required by law. Please see the introductory paragraph in "Risk Factors" for additional discussion of the risks of forward-looking statements.


Overview

         Take to Auction.com, Inc. was formed as a Florida corporation in June 1999 and operates its online service under the name of "Take to Auction.com".


         We are a development stage company, having launched our Web site in July 1999. Our operations for the period from June 2, 1999 through December 31, 1999 were primarily limited to organizing our company, raising operating capital, hiring initial management and employees and refining our business model. We also began to target potential customers and to build and promote our interactive-based community and brand through word-of-mouth marketing efforts, as well as repeat business.

         We provide our members with a total solution to take items to online auction sites. Our revenues are from memberships purchased by our members, additional credits purchased by existing members and sales of products. In the future, we also anticipate receiving fees from third parties for online advertising. We believe that word-of-mouth and repeat business from existing members are the most effective means of implementing our growth strategy. Members purchase membership credits to enable them to select items to take to an online auction site. Each annual membership costs a minimum of $100.00 and allows a member to take any number of items which have an aggregate value of $100.00 or less from our Web site to an online auction site for one week at a time. Each membership lasts for one year.

         In order for a member to recoup his or her entire membership fee, he or she must earn $100.00 from auctions over the course of the membership term. By accumulating additional credits, the member will be eligible to list multiple items and/or items that have greater value. The total number of credits and, consequently, our revenues depend upon our members' interest in listing multiple items at one time or seeking more valuable merchandise. That is because the more credits a member purchases, the more (both in number and value) items he or she can send to auction. The more credits a member purchases, the more revenues are generated for Take to Auction.

         Our rate of expense growth will follow revenue growth and will be primarily driven by increases in membership and by the volume of successful online transactions completed by existing members. That is because the more members we have, the more expenses we incur, such as listing fees, customer service, merchandise and warehouse expenses. In the short term, we intend to increase our expenses significantly in an effort to attain a high level of revenue growth.


Results of Operations


    Net revenues. Net revenues include the membership fees charged to our members, prorated over the annual membership, and the sale of products to our members upon a successfully completed auction. Net revenues amounted to approximately $70,000 for the period from June 2, 1999 through December

31, 1999. We had approximately 600 completed transactions during the period from June 2, 1999 through December 31, 1999 at an average sale price of approximately $97.

    Cost of net revenues. Cost of net revenues consist primarily of the cost of the merchandise sold and inbound shipping costs related to those items. Cost of net revenues amounted to approximately $136,000 for the period from June 2, 1999 through December 31, 1999. We believe that offering our members attractive pricing is a key component to our success. The majority of our negative margins is attributable to offering our current members discounted pricing to promote our brand during our development stage. Our gross margin will improve as we improve our supply chain management, including buying directly from the manufacturers and taking advantage of volume purchase discounts. We expect to realize positive margins from the sale of products in the future, although we cannot assure you that this will prove to be the case.

    General and administrative expenses. General and administrative expenses consist of payroll and related expenses for executive, accounting and administrative personnel, professional fees and other general corporate expenses. General and administrative expenses amounted to approximately $384,000 for the period from June 2, 1999 through December 31, 1999. General and administrative expenses will continue to increase as we expand our staff and incur additional costs to support the growth of our business.

    Auction fees. Auction fees consist of fees incurred for posting and selling items at on line auction sites. Auction fees amounted to approximately $6,000 for the period from June 2, 1999 through December 31, 1999. Auction fees will continue to increase as the number of items listed and sold at on line auction sites increase through our increased membership base.

    Sales and marketing. Sales and marketing expenses consist of fees incurred for advertising and promotion. Sales and marketing expenses amounted to approximately $19,000 for the period from June 2, 1999 through December 31, 1999. Sales and marketing expenses will continue to increase as we increase our marketing efforts to attract new members.

    Fulfillment fees. Fulfillment fees consist of fees incurred to implement our outsource agreement with our third party warehousing facility and to warehouse, fulfill and ship products to the highest bidders for completed auctions. Fulfillment fees amounted to approximately $43,000 for the period from June 2, 1999 through December 31, 1999. Fulfillment fees will continue to increase as our sales increase.

    Web site development expenses. Web site development expenses consist principally of expenses incurred to develop our network operations and systems and telecommunications infrastructure. Web site development expenses amounted to approximately $33,000 for the period from June 2, 1999 through December 31, 1999. Web site development expenses are expected to increase as we increase our network infrastructure to facilitate our operations.

    Income taxes. We were incorporated in June 1999 and have not yet filed a federal income tax return or a State of Florida income tax return. Our 1999 fiscal year ended on December 31, 1999. We expect to have operating losses for the foreseeable future and do not expect to have any federal or state income tax liability until we are profitable and utilize our operating loss carry forwards.

    Net loss. As a result of the factors discussed above, primarily relating to the general corporate expenses incurred in our start up activities, the net loss totaled approximately $550,000 for the period from June 2, 1999 through December 31, 1999. We expect to incur net losses for the foreseeable future.


Liquidity and Capital Resources

         Our principal capital requirements are acquiring merchandise and maintaining and improving our Web site.


         We used approximately $349,000 of cash from operating activities for the period from June 2, 1999 through December 31, 1999. This was primarily the result of a loss of approximately $550,000 for the period from June 2, 1999 through December 31, 1999. The additional changes in other operating assets and liabilities were principally related to increases in accounts payable and accrued expenses offset by an increase in inventory.

         We used cash in investing activities of approximately $191,000 during the period from June 2, 1999 through December 31, 1999, primarily related to the purchase of computer hardware and software.

         Cash provided by financing activities for the period from June 2, 1999 through December 31, 1999 was approximately $1,397,000. This was the result of proceeds received on our stock subscriptions receivable (relating to our initial capitalization) in the amount of approximately $364,000, proceeds received from the sale of our common shares to SLI.com Ventures Ltd. in the amount of $350,000, proceeds received from the sale of our common shares to Dominion Income Management in the amount of $350,000, and proceeds received for an advance of $1,000,000 from Perfumania, Inc., a company related through common chairman of the board, offset by payments made for offering costs of approximately $668,000. The sale of common shares to SLI.com Ventures Ltd. and Dominion Income Management was not part of the August 26, 1999 $1 million initial capitalization.

         Subsequent to December 31, 1999, we collected the remaining balance of our initial capitalization in the amount of approximately $635,000.

         We believe that funds generated from our initial capitalization, other private placements, operations and the net proceeds of this offering will be sufficient to finance our current and anticipated operations for at least 12 months after this offering. Our long-term capital requirements beyond this period will depend on numerous factors, including, but not limited to, the following:

         o The ability to expand our member base;


         o The cost of upgrades to our Web site; and

         o The level of expenditures for sales and marketing and other factors.


         Without the proceeds from this offering, we will not have sufficient funds to fund operations for the next twelve months. We would need to raise additional funds by incurring debt or through other public or private offerings of our capital stock. We may not be able to do either on terms favorable to us, if at all.

Impact of Year 2000

         Even though the date is now past January 1, 2000, and we have not experienced any immediate adverse impact from the transition to the Year 2000, we cannot provide complete assurance that we have not been affected in a manner that is not yet apparent. In addition, some computer programs which were date sensitive to the Year 2000 may not have been programmed to process the Year 2000 as a leap year, and any negative consequential effects remain unknown. As a result, we will continue to monitor our Year 2000 compliance and the Year 2000 compliance of our third party vendors and licensors of material hardware and software services.


State of Readiness


         Prior to January 1, 2000, we had made a preliminary assessment of the Year 2000 readiness of our operating financial and administrative systems, including the hardware and software that support our systems.
Our assessment plan consisted of:


o quality assurance testing of our internally developed proprietary software;

o contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of our services to our users to assess their Year 2000 readiness;

o contacting vendors of third-party systems to assess their Year 2000 readiness;

o        assessing repair or replacement requirements; and

o        implementing repair or replacement procedures.


         We have developed testing procedures for all software and other systems that we believe might be affected by Year 2000 issues. Since third parties developed and currently support many of the systems that we use, a significant part of this effort has been and will be to ensure that these third-party systems are Year 2000 compliant. We received assurances that the existing third-party software and the existing hardware is Year 2000 compliant through a combination of representations by these third parties regarding their products' Year 2000 compliance, as well as specific testing of these systems.


Continuing Risks

         We are heavily dependent on a significant number of third-party vendors to provide both network services and equipment. A significant Year 2000-related disruption of the network, services or equipment that third-party vendors provide to us could cause our members and visitors to consider seeking alternate providers or cause an unmanageable burden on our technical support, which in turn could harm our business, financial condition and results of operations.

         In addition, governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of our control may not be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent us from delivering our services to our customers, decrease the use of the Internet or prevent users from accessing our Web site which could harm our business, financial condition and results of operations.


Contingency Plans

         Based on the above actions, we have not developed a formal contingency plan to be implemented as part of our efforts to identify and correct Year 2000 problems affecting our internal systems. However, if we believe it is necessary, we may take the following actions:

         o Short to medium-term use of backup equipment and software;

         o Increased work hours for our personnel; and

         o Other similar approaches.

         If we are required to implement any of these contingency plans, such plans could have a material adverse effect on our business. Based on the actions taken to date, and the lack of any problems to date, we are reasonably certain that we have identified and resolved all Year 2000 problems that could harm our business.

                                    Business

Take to Auction.com


         We are an Internet-based community providing our entrepreneurial members an online catalog of authentic collectibles and factory-new specialty merchandise to sell at online auction sites, such as eBaySM, FairMarketSM, AmazonSM and Yahoo! SM. Our members pay an annual membership fee and, each week, if they so choose, at no additional cost, select from more than 2,000 types of items in more than 10 categories of merchandise from our Web site that we then list automatically on a popular online auction site for one week at a time for the duration of the one-year membership. Our business model is distinct from and complements the more than 200 online auction sites. We intend to develop and expand our online membership base under the Take to Auction brand by attracting Internet users who can earn additional income through our Web site. We create significant Web site affinity by offering our members the ability to follow their portfolio of merchandise currently listed on online auction sites and to track their accumulated profits from completed online auctions. We believe that adding monthly and annual competitions, category indices and personalized features such as the ability to track portfolios and members' profits will keep members returning to our Web site.

         We are a development stage company, having launched our Web site in July 1999. We provide our members with a total solution to take items to online auction sites. Our principal sources of revenues are derived from membership fees, the purchase of additional credits and sales of products. In the future, we also anticipate receiving fees from third parties for advertising their products and services on our Web site. As our membership base expands and the volume of merchandise increases, our purchasing power and economies of scale should enable us to offer a broader array of merchandise at even better prices.


Industry Background

         The Internet has emerged as a global medium enabling millions of people worldwide to share information, communicate and conduct business electronically. It also provides businesses with an attractive means of selling and marketing their products. International Data Corporation, or IDC, estimates that the number of Web users worldwide will grow to approximately 508 million by the year 2003. This growth is expected to be driven by the large and growing number of PCs installed in homes and offices, the decreasing cost of PCs, easier, faster and cheaper access to the Internet, improvements in network infrastructure, the proliferation of Internet content and the increasing familiarity and acceptance of the Internet by businesses and consumers. The Internet has a number of unique characteristics that differentiate it from traditional media: users communicate or access information without geographic or temporal limitations; users access dynamic and interactive content on a real-time basis; and users communicate and interact instantaneously with a single individual or with entire groups of individuals. As a result of these characteristics, Web usage is expected to continue to grow.

         The growing adoption of the Web represents an opportunity for businesses to conduct commerce over the Internet. IDC estimates that the total value of commerce over the Internet will increase to approximately $1 trillion worldwide by the year 2003.


         Online auction sites like eBay, the only online auction site we currently use and whose source code we have utilized to become fully integrated, pioneered person-to-person trading of a wide range of goods over the Internet using an efficient and entertaining auction format and has grown into the largest and most popular person-to-person trading community on the Internet. We believe that there are currently over 200 online auction sites on the Internet. Online auction services permit sellers to list items for sale, buyers to bid for and purchase items of interest and all auction users to browse through listed items from any place in the world at any time. Online auction sites offer buyers a large selection of new and used items that can be difficult and costly to find through traditional means such as classified advertisements, collectibles shows, garage sales and flea markets or through intermediaries, such as auction houses and local dealer shops. Online auction sites also enable sellers to reach a larger number of potential buyers more cost-effectively than traditional person-to-person trading forums. However, the volume of activity on existing online auction sites is subject to some of the following limitations:

         o   Sellers on online auction sites own the listed merchandise and must pay all listing fees assessed by certain online auction sites;
         o   Sellers of products own a limited supply of merchandise to place on online auction sites;
         o If the online auction of an item is unsuccessful, the seller continues to own the item;
         o Sellers of products are responsible for the collection of the purchase price and the delivery of the merchandise to buyers;
         o Sellers do not know the buyer so they are unsure whether the buyer will pay for the merchandise;
         o   Sellers do not have an automatic and secure payment system;
         o Buyers must rely on the sellers to make sure that the items purchased are in good condition and are actually delivered;

         o The process of listing an item on an online auction site is typically limited to Internet savvy users; and
         o Sellers can earn a profit only after deducting the price paid by them for the merchandise and the related listing fees and other expenses.


The Take to Auction.com Solution


         We capitalize on the success of online auction sites by supplying these online auction markets with many categories of collectibles and factory-new specialty merchandise. Using our purchasing expertise, we supply entrepreneurial members with items to bring to auction.


         We believe that the Take to Auction concept will appeal to Web users, create community affinity and increase user traffic on online auction sites for the following reasons:


         We provide members with a broad array of merchandise to take to online auctions


         While a typical seller has limited items to place for auction, we currently provide our members with over 2,000 types of items of merchandise in a broad array of categories from which to make a selection. The merchandise categories include the following:

            autos and auto products;         dolls & figurines;
            antiques;                        jewelry & gemstones;
            books;                           photo & electronics;
            movies & music;                  pottery & glass;
            coins & stamps;                  sports memorabilia;
            collectibles;                    toys & plush; and art.



In addition to providing single items, we also expect to offer bundled items of merchandise from time to time to lower the reserve price of each item and, therefore, improve the chances of a successful online auction.

         Members never have to purchase or take possession of the merchandise


         Unlike traditional auction settings where sellers place their own items up for auction, our members enter our Web site, browse through a product catalog and select an item to be listed at an online auction site. If the item does not sell, the item returns to our electronic warehouse automatically without the member incurring any expenses. There is no additional cost to the member and, therefore, no risk to have items listed at an online auction site because the minimum bid prices always cover the value of the merchandise. The differential between the reserve price and the highest bid, the spread, constitutes a member's profit.


         Members do not have to take complicated steps to list items online


         To list an item on a traditional online auction site, often a digital photograph of the item must be taken by the seller and then fitted according to the required layout of the online auction site. Information about the seller and the particular item must be entered into the system. We facilitate the auction process because, once a member registers, the only thing he or she has to do is select an item from our product catalog and choose from a drop down menu the auction site where he or she desires to place the item (presently, only eBay). Once an item is selected and the member has chosen the online auction site, we automatically register the member and the item's specifications on the online auction site, providing membership information, a photograph and a description of the item.


         We facilitate transactions by accepting credit cards and electronic checks and by handling shipping and delivery


         Buyers of our merchandise have the ability to pay by credit card or electronic check protected by security services such as VeriSign, Inc. and SSL Security Systems. This payment medium is not offered by online auction sites because a typical seller is small and, therefore, not equipped to have a credit card processing system or the ability to receive an electronic check. We also package and ship the merchandise to the buyer, at the buyer's expense.


         Our service is designed to promote an active membership community to provide a positive environment for advertising and commerce


         We intend to encourage active participation in our community and to offer a number of programs to increase levels of participation. We currently provide our members with a personalized auction tracking page which advises members of the status of their current auctions, as well as a status report of the sales completed and profits earned to date. In the near future, we intend to provide monthly and annual competitions, category indices and other personalized features designed to keep members returning to our Web site.


         We believe that all of these features will appeal to advertisers and consumers because advertisers will be able to specifically target their advertisements based upon the information members provide us in their applications and by tracking merchandise taken by our members to other auction sites. Additionally, the banner ads and hyperlinks will not require a member to leave our Web site in order to visit an advertiser or sponsor's Web site.



Take to Auction Strategy

         Our objective is to become a leading Internet based community offering a broad array of products and services to our members. Our strategy includes the following key elements:

Grow the Take to Auction community and increase the membership base

         Because we intend to derive a large portion of our revenues from the sale of membership credits, our success depends on our ability to grow our membership base. We intend to use "word-of-mouth" referrals and targeted marketing to buyers of our merchandise posted on online auction sites to expand our membership community.

Promote the Take to Auction brand


         We believe that building greater awareness of our brand within and beyond the Take to Auction.com community is critical to maintaining and expanding our user base and promoting online advertising revenues. We believe that controlled growth of the Take to Auction.com community and brand will maximize customer satisfaction and promote our brand. All merchandise listed by us on online auction sites will contain a banner which provides hyperlink access to our Web site. We also intend to use a portion of the proceeds from the offering to launch an advertising campaign to increase our membership base.

Forge business relationships with online auction sites and other strategic partners to improve brand-name recognition and the efficiency of our network systems


         Although we do not have any yet, we intend to form strategic alliances with online auction sites to improve our "brand name" recognition and the performance and efficiency of our network systems. These strategic alliances would mainly consist of arrangements with online auction sites in the following areas: cross marketing; discounted fees; direct electronic interfacing; and mutual name protection. We believe that alliances with online auction sites will improve brand name recognition by enabling our members to benefit from enhanced services provided by online auction sites, including special recognition in the "featured auctions" Web page of online auction sites and allowing us to place our banner in each auction posted by us on behalf of our members. We believe that strategic alliances with online auction sites will improve the efficiency and performance of our network systems by enabling us to interface directly with the online auction systems instead of simulating a standard manual posting. By interfacing directly with online auction sites, we hope to accelerate the information throughput, avoid errors caused by previously unannounced protocol changes, reduce personnel and maximize our Web site's processing power.

Leverage our innovative business model

         We believe that our business model provides a number of competitive advantages. We have a unique appeal to entrepreneurial Web users because we can provide them with the means to earn additional income at no additional risk other than the amounts members pay for membership credits. Our current volume of activity is approximately 22,000 transactions, based on the current level of membership on an annualized basis. Our current variety of merchandise equals over 2,000 types of items. As we increase our volume of activity and the variety of merchandise available to take to online auction sites, we expect to purchase merchandise at a greater discount, thereby increasing the potential profits of the members.


Enhance the Take to Auction.com Web site features and functionality by adding unique content to our membership


         We intend to update and enhance the features and functionality of our Web site frequently to continue to improve the user's trading experience by introducing features such as new category-specific content. For example, we intend to provide stock quotes, a "tell your story" section and category indexing. The category indexing we intend to offer will show the recent sales trends in many of the categories of items we offer for auction. We also intend to provide a real time confirmation of a completed auction to our members and to the buyer, which will include a link for the buyer to click to facilitate payment. We will continue to refine system response and transaction processing time by investing in our infrastructure to accommodate additional users, content and online auction sites. We believe that our format and Web site encourage users and members to return on a frequent basis to review the inventory of items available to them, to check the status of on-going auctions and to track their historical success. The regular rotation of merchandise also encourages customers to revisit the site frequently. Further, we anticipate that our online advertising customers will benefit from our ability to provide targeted marketing opportunities.

Generate revenues from the sale of online advertising

         We intend to generate a minor portion of our revenues from online advertising by leveraging our user database to enable Internet retailers to advertise their products to our members. Our system provides these retailers with information about the spending habits of our members based on information obtained by tracking the posting habits of our members. We do not provide retailers with personally identifiable information about our users. Currently, we provide our members with an auction portfolio tracking page. In the future, we intend to provide to our members with a stock portfolio tracking system, a "tell your story" section and category indexing. These current and future features, we believe, will foster community affinity by encouraging our members to spend more time on our Web site. These factors, we believe, will appeal to Internet retailers that desire to advertise their products because we can provide them with the opportunity for a relatively captive audience. Currently, we have arrangements with several entities whereby these entities display their banner on our Web site. Please see "Risk Factors - Revenue expected from online advertising may not materialize" for a more detailed discussion of our online advertising. To date, we have derived no revenues from online advertising.


The Take to Auction Service

         Our platform is an Internet-based community supplying merchandise to entrepreneurial members through an online catalog of collectibles and factory-new specialty merchandise. The following describes our purchase and sale process:

What can be taken to auction

         Our service will offer our members numerous product categories. We expect the number of product categories to grow in the future. Each category below has numerous subcategories. Merchandise is available individually or as bundled items. Current product categories include:


                 Autos and Auto Products              Great Collections
                 Antiques                             Jewelry, Gemstones
                 Art                                  Photo & Electronics
                 Books, Movies, Music                 Pottery & Glass
                 Coins, Stamps                        Sports Memorabilia
                 Collectibles                         Toys, Plush
                 Dolls, Figurines


Registration


         Members purchase membership credits to enable them to select an item to take to an online auction site. An annual membership costs a minimum of $100.00 for 100 credits, which allows a member to take any number of items which have an aggregate value of $100.00 or less from our Web site to an online auction site for one week at a time for the duration of the one-year membership. In addition, as a member purchases additional credits, the member will be eligible to list additional items or items that have greater value and/or are more difficult to find. Initially, each additional credit beyond the membership fee costs $1. However, the cost of additional credits will be prorated based on when they are purchased within the members' membership term. Additional credits may be purchased in 25 credit increments. The user interface clearly indicates to the member how much it will cost to purchase additional credits. The number of credits and, consequently, our revenues depend upon our members' interest in listing multiple items at one time or more valuable items.

Selecting an Item

         With the purchase of a membership, a member can access our site and select one or more items from our fully automated catalog and post such merchandise on an online auction site. Members select items based on the number of their credits. Each credit is valued at $1.00. A member's membership, which costs a minimum of $100.00, equals 100 credits. Additional credits can be purchased as set forth in the above section. Members can increase their selling power by purchasing additional credits. Additional credits allow members to list multiple items simultaneously or items of greater value, always based on the number of accumulated credits. For example, if a member purchases an additional 100 credits, such member would have 200 credits, 100 credits from his or her membership fee plus the additional credits. Since the credits are valued at $1.00, the member may now take any number of items which have an aggregate value of $200.00 or less from our Web site to an online auction.

Taking an item to auction


         Members can take an item they choose to an online auction site by clicking on the item, causing a drop-down menu to list the popular online auction sites to which members can choose to take the selected merchandise (presently, only eBay). By highlighting and clicking on the online auction site, the item, with its description and reference information (including minimum bids for opening price and member information), is transferred to the auction site automatically. Our domain name and the member's user name are displayed on the online auction site to identify to potential buyers that a Take to Auction.com member is placing the item on the online auction site. Our personalized Web address ensures member anonymity and informs potential bidders that the item is backed by the Take to Auction brand name. Of course, the backing of the Company will only become relevant to online bidders if Take to Auction.com gains brand name recognition as a safe and reliable company with which to do business.


Selling an item at auction

         Once the item is listed on an auction site, buyers from around the world may bid on the item according to the rules of the selected online auction site, usually 24 hours a day, seven days a week.

How transactions are completed


         At the end of an auction period, if a bid meets or exceeds the minimum price, we automatically notify the buyer and the member via e-mail and the buyer can then consummate the transaction through Take to Auction.com. The member does not take possession of the item being sold and is not responsible for the collection of the buyer's payment for the item. We arrange for the shipment and payment collection for the item. We accept electronic checks and credit cards. We charge the buyer handling and shipping fees for the merchandise.


Communications with the winning bidder


         With the delivery of the merchandise, the winning bidder receives a letter thanking him or her for purchasing an item from us, inviting the buyer to join Take to Auction.com and explaining our services.

Marketing and Advertising


         To promote the Take to Auction.com brand and to attract traffic and new members, we currently employ "word-of-mouth" marketing. In addition, we also have banners and links on our members' listings at the online auction sites. These links will provide additional traffic to our Web site. In the near future we intend to use a portion of the proceeds from this offering to expand our marketing department and to target specific Web users with traditional and Web-based marketing programs.

         We believe that "word-of-mouth" referrals, sometimes referred to as "viral dissemination," is the most effective means to attract new members because referrals by existing members lend credibility to our service and brand name by demonstrating to potential members that other individuals have successfully used our service. We believe that we would impair the quality of our service and the level of customer satisfaction if we were to embark on a high-profile advertising campaign that generates attention in the short-term, placing too great a burden on our existing infrastructure. We believe that we can only achieve sustainable growth by proving to potential users that others have benefited from our services and their experience was very satisfactory through positive feedback on the online auctions. Likewise, we believe that the marketing of our services to buyers of Take to Auction merchandise on online auction sites will be effective because buyers know from experience that the Take to Auction.com service works. Please see "Risk Factors - Unexpected increases in traffic may stress our systems."

Customer Support

         We provide customer service and support. Customer support is offered through a toll-free telephone number and an e-mail address which are monitored by our staff from 9:00 a.m. to 5:00 p.m., from Monday through Friday. Most customer support inquiries are handled via e-mail, with customer inquiries typically being answered within one business day after submission. We also offer an online tutorial for new Take to Auction.com users.


Operations and Technology

         We are operating our first generation user interface and transaction processing system that is based on internally-developed proprietary software. Our system currently handles all aspects of the Take to Auction process including notification of members via e-mail when they initially register for the service, confirmation of the selection of the merchandise to take to auction, registration of the item on an online auction site and notification to our selling member and the buyer upon the successful completion of an auction. The system maintains member registration information, billing accounts, current auctions and historical listings. All data is regularly archived to a data warehouse. Complete listings of all items for sale are generated on a daily basis. The system sends electronic invoices to all buyers of merchandise sold by our members via e-mail immediately after auction.


         Our system has been designed around industry standard architectures and has been designed to reduce downtime in the event of outages or catastrophic occurrences. Our service is designed to be available 24 hours a day, seven days a week. Our system hardware is hosted at a third party facility in Cary, North Carolina, which provides redundant communications lines and emergency power backup. Our system consists of one database running SQL relational database management systems and a suite of Dual and Quad PentiumIII-based Microsoft(TM) Internet servers running Windows NT operating system. Our Internet servers also utilize VeriSign, Inc. SSL digital certificates for authentication. We have a load balancing Web system with redundant servers to provide for fault tolerance. Dell(TM) currently provides all of our hardware and we use both 6300 and 2400 series servers.

         We are in the process of implementing a second-generation system using internal resources. We expect this to cost approximately $250,000. The two main reasons for the upgrade of the system are fault tolerance and scalability. Due to the amount of data that must be stored and the expected volume of transactions we expect to experience, we will replace our current Microsoft SQL database server with Oracle's 8i database server, which will also allow for better scalability. We are also in the process of mirroring the entire Web system on a different geographical location for added redundancy. We continually evaluate the latest technologies to provide the smartest solution available. In the near future, we will out grow our Microsoft based solution, and we will migrate to Sun Micro Systems running the Solaris operating systems, Zeus for our Web services and Chili soft for ASP with an Oracle DB backend.

Purchasing and Inventory

Purchasing

         Our management has an aggregate of 75 years experience in sourcing products for the resale market. Ilia Lekach has 30 years retail and wholesale experience; Lucien Lallouz has 30 years marketing experience; Albert Friedman has 6 years retail, wholesale and manufacturing experience; Kevin Caricato has 9 years retail and wholesale experience. The items of merchandise posted at our Web site will be purchased by us from manufacturers and wholesalers on the open market. By that we mean that we will not commit to purchase from a small group of manufacturers or wholesalers, but rather make our purchasing decisions solely based on the best prices offered for quality merchandise. Because the types of products listed on our Web site are generally available from a large number of wholesalers and manufacturers, we believe that we can leverage our management's purchasing expertise to obtain better prices for these products by purchasing them in the open market. Therefore, we have not entered, and do not expect to enter, into any medium- or long-term supply agreements with any manufacturers or wholesalers of products. Also, because of the broad array of products we intend to carry and since we do not have a catalog, the need to carry specific items is minimal. If an item is not readily available to us, we may choose to discontinue the item or suspend it temporarily from our product offerings. We may, however, enter into strategic alliances with some manufacturers from time to time to source unique merchandise to be listed on our Web site. Please see "Certain Relationships - Exito Enterprises Sourcing Arrangement."

Inventory

         We believe that we will be able to maintain an adequate inventory of merchandise, which we will purchase from wholesalers and suppliers in the open market (as discussed above), to meet projected demand. We believe that our inventory will be adequate to meet the projected demand of our members and potential buyers. Effective November 3, 1999, we entered into a six-month service agreement with 2000 Logistics, Inc., an unrelated third party, to outsource our warehouse and distribution functions. This service agreement includes order processing, inventory management, warehousing, fulfillment and shipping of product. The agreement is variable, based on volume of sales. We estimate the cost of these services will be approximately $175,000 during the initial term of the agreement. The majority of costs related to this agreement are variable and thus based on the volume of sales. The agreement is cancelable after 6 months and will automatically renew for successive one-year terms.


Product and Service Warranties

         When buyers purchase our merchandise on online auction sites, we pass on to these buyers the warranties made by the manufacturers of the merchandise. We do not provide and assertively disclaim separate additional warranties.

Competition


         We believe that we are the only entity currently using our innovative business model. However, we could face competition from existing online auction sites or new person-to-person trading Web sites that may provide the Take to Auction concept in the future. In the event that existing online auction sites begin to provide the Take to Auction concept in the future, they could attempt to block us from accessing their auction sites. Barriers to entry are relatively low and future competitors could launch new sites at a relatively low cost using commercially available software. Likewise, it would not be costly for existing online auction sites to modify their format to provide the Take to Auction concept. Many of the major online auction sites, if they were to compete with us in the future, have longer operating histories, larger user bases, longer relationships with consumers, greater brand or name recognition and significantly greater financial, technical and marketing resources than we do. Competitive pressures created by any one of these companies, or by new entries using the Take to Auction concept, could harm our business, financial condition and results of operations.

         Future competitors may include various online person-to-person auction services that also serve as online clearing houses or sales and distribution channels and auction sites for manufacturers and suppliers of a variety of products, including First Auction(TM) (the auction site for Internet Shopping Network, a wholly-owned subsidiary of the Home Shopping Network) and Ubid, Inc., an online auction site of surplus electronic and computer products. Other future competitors may include business-to-consumer online auction services such as Onsale and Surplus Auction. We may also face competition from a number of large online communities and services that have expertise in developing online commerce and in facilitating online person-to-person interaction. Certain of these companies, including eBay(SM), FairMarket(SM), Amazon.com(SM), AOL(SM), Microsoft(SM) and Yahoo!(SM), currently offer a variety of business-to-consumer trading services and classified ad services, and certain of these companies could introduce the Take to Auction concept in the future. Other large companies with strong brand recognition and experience in online commerce, such as Cendant Corporation, QVC and large newspaper or media companies may also seek to compete in the online auction market, and upon doing so, introduce the Take to Auction concept. Competitive pressures created by any one of these companies, or by new entries using the Take to Auction concept, could harm our business, financial condition and results of operations.

         We believe that the principal competitive factors in the online auction market are volume and selection of goods, population of buyers and sellers, community cohesion and interaction, customer service, reliability of delivery and payment by users, brand recognition, Web site convenience and accessibility, price, quality of search tools and system reliability. Many of our potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, technical and other resources than us. In addition, other online trading services may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as the use of Internet and other online services increases and consolidates. Therefore, certain of our potential competitors may be able to devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing policies or may try to attract traffic by offering services for free and devote substantially more resources to Web site and systems development than us. Increased competition may result in reduced operating margins, loss of market share and diminished value in our brand. We may be unable to compete successfully against future competitors. Further, as a strategic response to changes in the competitive environment, we may, from time to time, make certain pricing, service or marketing decisions or acquisitions that could harm our business, financial condition and results of operations. New technologies and the expansion of existing technologies may increase the competitive pressures on us by enabling potential competitors to offer a lower-cost service. Certain Web-based applications that direct Internet traffic to certain Web sites may channel users to trading services that may compete with us in the future. In addition, companies that control access to transactions through network access or Web browsers could promote our future competitors or charge us substantial fees for inclusion. Any and all of these events could harm our business, financial condition and results of operations. Please see "Risk Factors - We may face competition from existing online auction sites or new person-to-person trading Web sites which may harm our business."

Intellectual Property

         We regard the protection of our copyrights, service marks, trademarks, trade dress and trade secrets as critical to our future success and rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect our proprietary rights in products and services. We have also entered into confidentiality and invention assignment agreements with our employees and contractors, and nondisclosure agreements with our suppliers and strategic partners to limit access to and disclosure of our proprietary information. These contractual arrangements or the other steps taken by us to protect our intellectual property may be insufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. We are actively pursuing the registration of our trademarks and service marks in the United States. We intend to pursue the registration of our trademarks and service marks internationally following completion of this offering. We have applied for a U.S. patent registration of our proprietary system for taking merchandise to online auction sites. This patent may not be issued to us or, if issued, may not provide us with all of the protections that we have sought. We have also applied for the registration of the service marks "Take2Auction" and "Take2Auction.com." Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are made available online. We may license in the future certain of our proprietary rights, such as trademarks or copyrighted material, to third parties. We also rely on certain technologies that we license from third parties, such as Microsoft, the suppliers of key database technology, the operating system and specific hardware components for the Take to Auction service.


Privacy Policy

         We believe that issues relating to privacy and use of personal information relating to Internet users are becoming increasingly important as the Internet and its commercial use grow. We have adopted a detailed privacy policy that outlines how we use information concerning our members and the extent to which other registered members may have access to this information. Members must acknowledge and agree to this policy when registering for the Take to Auction service. We do not sell or rent any personally identifiable information about our users to any third party. We use information about our members for internal purposes only in order to improve our marketing and promotional efforts, to statistically analyze site usage, and to improve content, product offerings and site layout.

Government Regulation

         Government regulation of communications and commerce on the Internet varies greatly from country to country. Some countries, such as the United States, have not adopted many laws and regulations to specifically regulate online communications and commerce. Due to the increasing popularity and use of the Internet and other online services, however, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights, enforceability of contracts, and information security. Because our services are accessible worldwide, and we facilitate sales of goods to users worldwide, any jurisdiction in which our services can be accessed or are used may seek to impose its laws on us and to enforce those laws in proceedings in those countries, where we could be forced to defend ourselves.


         There have been several attempts to regulate the distribution of "indecent" materials to minors over the Internet, including the Communications Decency Act of 1996, or CDA and the Child Online Protection Act, or COPA. Large portions of the CDA have been struck down as unconstitutional and the COPA is currently subject to court challenge. Moreover, other laws on this subject have been and are likely to continue to be proposed and enacted by the legislatures of the various states. The nature of legislation on this subject and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, such legislation could subject us and/or our customers to potential liability, which in turn could harm our business, financial condition and results of operations. The adoption of any such laws or regulations might also decrease the rate of growth of Internet use, which in turn could decrease the demand for our service or increase the cost of doing business or in some other manner harm our business, financial condition and results of operations. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.


         Some countries have enacted laws or regulations that limit the use of personal user information gathered online or require online services to establish privacy policies. The European Union recently enacted its own privacy regulations. Several U.S. states have also proposed legislation that would impose such limits. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. Changes to existing laws or the passage of new laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace that could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs, or could in some other manner harm our business, financial condition and results of operations.

         In addition, because our services are accessible worldwide and we facilitate sales of goods to users worldwide, other jurisdictions may claim that we are required to qualify to do business as a foreign corporation in a particular state or foreign country. We are qualified to do business in one state in the United States. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in such jurisdictions. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business could harm our business, financial condition and results of operations.

         Several telecommunications companies have asked the U.S. Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees and universal service obligations on these companies. Imposition of such fees or obligations could increase the cost of transmitting data over the Internet, which would reduce Internet usage and harm our business, financial condition and results of operations.

         In addition, numerous states, including California, have regulations regarding the manner in which "auctions" may be conducted and the liability of "auctioneers" in conducting such auctions. We do not believe that such regulations, which were adopted prior to the advent of the Internet, govern the operations of our business nor have any claims been filed by any state implying that we are subject to such legislation. However, a state may attempt to impose these regulations upon us in the future and this imposition may harm our business, financial condition and results of operations. Please see "Risk Factors - Governmental regulation and legal uncertainties relating to the Web could increase our costs of transmitting data and increase our legal and regulatory expenditures and could decrease our membership base."

Employees

         As of the date of the prospectus, we had approximately 40 employees, including our President and Chief Executive Officer, Chief Financial Officer and Chief Technology Officer. We have never had a work stoppage and no employees are represented under collective bargaining agreements. We consider our relations with our employees to be good. Please see "Management - Employment Arrangements."

Facilities

         Our principal administrative, marketing and product development facilities are located in approximately 2,000 square feet of leased office space in Miami, Florida. Currently, we are lessees under a one year lease expiring in August 2000. We have an option to terminate the lease after February 2000. Our monthly lease payment during the initial term of this lease is approximately $2,000. During January 2000, we notified the lessor that we would terminate the lease during February 2000. On December 28, 1999, we entered into a five year lease agreement for approximately 11,000 square feet of office space in Fort Lauderdale, Florida. Monthly lease payments during the initial term of the lease is approximately $12,500. We believe that our current facilities will be adequate to meet our current needs.

Legal Proceedings

         We are not currently a party to any formal legal proceedings. However, a breach of contract lawsuit has been threatened by USinternetworking, Inc. ("USi"), a developer of Web sites. We signed a contract, effective as of September 23, 1999, with USi for the development of our second generation user interface, as well as certain other services (the "USi Agreement"). Subsequently, we notified USi that we were terminating the USi Agreement (as per the terms of the USi Agreement) for material breach of USi's obligations thereunder. The parties are currently discussing a resolution of the matter. We believe that we have meritorious defenses, as well as counterclaims, to any claim which may be brought by USi, and if any such claim is brought, we will defend it vigorously.

                                   Management

Executive Officers and Directors

         The following table sets forth certain information regarding our executive officers and directors.

Name                                    Age    Position
----                                    ---    --------
Ilia Lekach.......................       50    Chairman of the Board of Directors and Class II Director
Horacio Groisman..................       46    Vice-Chairman of the Board of Directors and Class III Director

Albert Friedman...................       27    President, Chief Executive Officer and Class III Director
Mitchell Morgan...................       29    Vice-President, Chief Financial Officer and Class II Director
Jonathan Geller...................       23    Vice-President, Chief Technology Officer and Class I Director
Hugo Calemczuk....................       48    Class I Director
Garrick Hileman...................       26    Class I Director
Miguel Cauvi......................       38    Class II Director
Alan Blaustein....................       54    Class III Director

         Each director will hold office until their term expires and until his or her successor at an annual meeting of shareholders is elected and qualified or until his or her earlier resignation or removal. Each officer serves at the discretion of the board of directors.

         Ilia Lekach has been our Chairman of the Board and a Class II director since October 1999. Mr. Lekach is a co-founder of Perfumania, Inc. and was Perfumania, Inc.'s Chairman of the Board and Chief Executive Officer from its incorporation in 1988 until his resignation in April 1994. In October 1998, Mr. Lekach was re-appointed Perfumania, Inc.'s Chairman of the Board and Chief Executive Officer. Mr. Lekach served as Chairman of the Board of L. Luria & Son, Inc., a South Florida-based catalog retailer from January 1997 through August 1997. Mr. Lekach also serves as Chairman of the Board and Chief Executive Officer of Parlux Fragrances, Inc., a publicly traded manufacturer of fragrance and related products since 1990.

         In August 1996 ORM Inc., and its affiliates, of which Mr. Lekach is a principal, purchased a controlling interest in L. Luria & Son, Inc., a catalog retailer with serious financial problems. On August 13, 1997, L. Luria & Son, Inc. filed for relief under Chapter 11 of the Bankruptcy Code and has since been liquidated.

         Dr. Horacio Groisman served as our Chairman of the Board of Directors from August 1999 until October 1999 and has been a Class III director since August 1999. Since October 1999, Dr. Groisman has served as Vice-Chairman of our Board of Directors. Dr. Groisman has been a practicing physician since 1984, after having received specialty training at Georgetown University. Since June 1994, Dr. Groisman has been President of Otolaryngology, Head and Neck Associates, in Miami, Florida. From January 1997 to December 1997, Dr. Groisman was President and Chief of Staff of Cedars Medical Center in Miami, Florida. Since January 1991, Dr. Groisman has been Chief of Services at Cedars Medical Center. In addition, Dr. Groisman has been a director of Perfumania, Inc. since March 1999.

         Albert Friedman has been our President and Chief Executive Officer and a director since July 1999 and a Class III director since August 1999. Prior to joining us, Mr. Friedman served as Chief Operating Officer, Interim Chief Financial Officer and director of Perfumania.com from its inception in January 1999 until June 1999. From April 1998 until January 1999, Mr. Friedman was President of Corporate Communications Solutions, Inc., an investment banking firm. From January 1997 until April 1998, Mr. Friedman was Executive Vice President and Chief Financial Officer of L. Luria & Son, Inc., a catalog showroom, where Mr. Friedman also served as a director. From June 1996 to December 1996, Mr. Friedman served as an analyst for ORM, Inc., an investment-banking boutique. From June 1994 to

June 1996, Mr. Friedman was Vice President of Art and Precision, Inc., a manufacturer and distributor of fine jewelry.

         On August 13, 1997, L. Luria & Son, Inc. filed for relief under Chapter 11 of the Bankruptcy Code and was liquidated. Mr. Friedman was the senior officer in charge of managing the liquidation process of L. Luria & Son, Inc.


         Mitchell Morgan has been our Vice-President, Chief Financial Officer and a Class II director since August 1999. From January 1994 to August 1999, Mr. Morgan held various positions in PriceWaterhouseCoopers, LLP, most recently as business assurance manager. Mr. Morgan holds a degree in accounting from the University of Florida. Mr. Morgan is a Certified Public Accountant.

         Jonathan Geller has been our Vice President, Chief Technology Officer and a Class I director since October 1999. From January 1998 until September 1999, Mr. Geller was co-founder of Jackpot S.A, Lima Peru, a privately owned company specializing in the development of Web pages, providing high bandwidth Internet connections and custom Web applications, where he served as Chief Executive Officer. From May 1995 to August 1995, in addition to his several internships, Mr. Geller co-founded Serious Fun, Inc., an online casino Web site that he designed. From January 1994 until December 1997, Mr. Geller attended college at North Carolina State University where he graduated with a degree in Industrial Engineering.

         Hugo Calemczuk has been our Senior Vice President of Merchandising and a Class I director since August 1999. Mr. Calemczuk resigned as our Senior Vice President of Merchandising effective January 2000. Mr. Calemczuk has been President of Exito Enterprises, a distributor of watches and electronics, since its founding in 1987. From 1984 to 1987, Mr. Calemczuk was President of Levimar, a distributor of duty-free merchandise, including watches, jewelry, perfumes, electronics and collectibles.

         Garrick Hileman has been a Class I director of our company since November 1999. In February 2000, Mr. Hileman became a director of Envision Development Corporation. Mr. Hileman has been a director of ZeroDotNet since September 1999. ZeroDotNet is an Internet venture capital firm based in San Francisco, California. Mr. Hileman specializes in business development, start-up financing, merger and acquisition analysis and management at ZeroDotNet. From August 1996 until August 1999, he was employed at Montgomery Securities where he worked both in the financial services group, as a corporate financial analyst, and in the financial services equity research area. He received his B.A. in Business Administration from the University of Washington in 1996.

         Miguel Cauvi is currently an executive with IBM Global Services since October 1999. From October 1994 until October 1999, Mr. Cauvi was an independent consultant. During this time Mr. Cauvi worked for Hencorp Beckstone & Co., a privately held securities firm and Groupo Ormeno, a large Peruvian bus transportation company. From July 1993 until October 1994, Mr. Cauvi was the Chief Information Officer for JE Seagram & Sons, Inc. (Spain) and a member of the JE Seagram & Sons, Inc. worldwide re-engineering team. From January 1991 until June 1993, Mr. Cauvi was the Director of Organization and Information Systems with CPC Spain, S.A. an affiliate of Corn Product Corporation USA, the manufacturer and distributor of Mazzola and Hellman's brands. From October 1989 until January 1991 Mr. Cauvi was a manager with Ernst & Young consulting division. From January 1984 until March 1989 Mr. Cauvi was an Experienced Senior of Arthur Andersen & Co. consulting division.

         Alan Blaustein is currently the President & CEO (founder) of Convergence2net, LLC, a startup company that focuses on outsourcing of network-centric applications and services. As a Network Service Provider, C2Net provides e-business and network services for the mid tier carriers, enterprise, commercial and Internet businesses. From 1991 to 1999, Mr. Blaustein was President, CEO & Vice Chairman (founder) of Maxnet Communication Systems, a company specializing in the network augmentation services of large, complex network systems for the Fortune 1000. Mr. Blaustein has more than 20 years experience in data communication, with positions in advance engineering, sales, systems and marketing with Motorola (ISG), ITT and Exxon Enterprise (Periphonics).

Classified Board of Directors

         Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, together with provisions of our amended and restated articles of incorporation and bylaws, allow the board of directors to fill vacancies or increase the size of the board of directors, and may deter or hinder a shareholder from removing incumbent directors and filling such vacancies with its own nominees in order to gain control of the board.


         Our board has resolved that Mr. Hugo Calemczuk, Jonathan Geller and Garrick Hileman will serve as Class I Directors whose terms expire at the 2000 annual meeting of shareholders. Mr. Lekach, Mr. Morgan and Mr. Cauvi will serve as Class II directors whose terms expire at the 2001 annual meeting of shareholders. Mr. Friedman, Dr. Groisman and Mr. Blaustein will serve as Class III directors whose terms expire at the 2002 annual meeting of shareholders.


Board Committees


         The audit committee of our board of directors consists of Mr. Cauvi and Mr. Blaustein. The audit committee reviews our financial statements and accounting practices, makes recommendations to the board of directors regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors. The compensation committee of our board of directors consists of Mr. Lekach and Dr. Horacio Groisman. The compensation committee makes recommendations to the board of directors concerning salaries and incentive compensation for our officers and employees and administers our employee benefit plans. As of the date of this prospectus, our board of directors has performed all functions of the compensation and audit committees.


Compensation Committee Interlocks and Insider Participation


         None of the members of the compensation committee of the board of directors was at any time since our formation an officer or employee of ours. Ilia Lekach, our Chairman of the Board of Directors, and Horacio Groisman, our Vice-Chairman of the Board of Directors, serve as members of the board of directors of Perfumania, Inc. There is no business relationship between us and Perfumania, Inc., other than the $1,000,000 advance further described in "Certain Transactions - Perfumania, Inc. Advance."


Director Compensation


         Our independent directors receive cash compensation in the amount of $2,500 and options to purchase 5,000 common shares per year for their services as directors, and are reimbursed for their reasonable expenses for attending our board of directors and board committee meetings. Directors compensation is paid at the end of each year. The exercise price of the options which form part of the compensation paid to directors is based on the market value at the time the options are granted, which in turn has been based on the most recent private financing secured by us. The market value will be based on the trading price at the time the options are granted when our stock is traded on a recognized stock exchange.


Employment Arrangements


         In August 1999, each of Messrs. Albert Friedman, President, Chief Executive Officer and director and Mitchell Morgan, Vice President, Chief Financial Officer and director, entered into executive employment agreements with Take to Auction.com. Each agreement has a term of three years unless terminated earlier for cause, death, disability or upon a change in control of Take to Auction.com. Mr. Friedman's agreement provides for an initial base salary of $125,000. Mr. Morgan's agreement provides for an initial base salary of $120,000. The above salaries are subject to annual increases equal to the greater of 5% or the annual increase in the consumer price index plus other annual increases, if any, as determined by the Compensation Committee in its sole discretion. In addition, Mr. Friedman and Mr. Morgan were granted non-qualified stock options to purchase a total of 75,000 and 175,000 common shares, respectively, exercisable at a weighted average range of $0.41 - $2.20, per share, one third of which vest on each of the first, second and third anniversaries of the agreements.

         In October 1999, Jonathan Geller, our Chief Technology Officer, entered into an executive employment agreement with Take to Auction.com. The agreement has a term of three years and provides for an initial base salary of $120,000 subject to annual increases equal to the greater of 5% or the annual increase in the consumer price index. In addition, Mr. Geller was granted non-qualified stock options to purchase a total of 175,000 common shares, exercisable at a weighted average price of $1.14 per share, one third of which vest on each of the first, second and third anniversaries of the agreement.

         In the event any of these individuals terminate the agreement (i) within 180 days from the date a person or entity acquires the beneficial ownership of 20 percent or more of the then outstanding common shares or 20 percent or more of the voting power, or (ii) pursuant to certain transactions (including a merger or a sale of substantially all the assets) approved by the shareholders, they will be entitled to receive severance compensation in the amount of 200 percent of their annual base salary.

         A committee of our Board of Directors determined the exercise price of the options granted to the employees was the fair market value of the common stock on the date of grant.


Executive Compensation


         We commenced operations in June 1999, and no individual employed by us, including our President and Chief Executive Officer, has been awarded, paid or earned salary and bonus in excess of $100,000 since our inception. From July 31, 1999 through January 31, 2000, our President and Chief Executive Officer has earned approximately $62,500 from us.

Option Grants from June 2, 1999 to January 31, 2000

         The following table sets forth grants of stock options to our President and Chief Executive Officer and our two most highly compensated executive officers, other than our President and Chief Executive Officer, from inception to January 31, 2000. We have never granted any stock appreciation rights. The weighted average exercise price of each option is equal to $1.16 per share. The potential realizable value is calculated based upon the term of the option at its time of grant (seven years). It is calculated assuming that the value of common shares on the date of our initial public offering appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth.

                                                  Option Grants
                         -------------------------------------------------------------------
                                                                                                  Potential Realizable
                                           Percentage of                                            Value at Assumed
                          Number of        Total Options                                          Annual Rates of Stock
                          Securities         Granted to                                           Price Appreciation for
                          Underlying        Employees in        Exercise                           Option Term (1) (2)
                           Options             Period           Price Per         Expiration      ----------------------
Name                      Granted (#)           (%)(1)         Share ($/Sh)          Date           5%($)          10%($)
---------------           -----------           ------         ------------       ----------        -----          ------
Albert Friedman              75,000              8.43%               $0.41         08/01/06       1,160,858      1,607,692

Mitchell Morgan             145,408             16.35%               $0.41         08/01/06       2,252,188      3,119,093
                             29,592              3.31%              $11.00         01/31/07         456,480        632,187
                            -------             ------                                            ---------      ---------
                            175,000             19.66%                                            2,708,668      3,751,280
                            =======             ======                                            =========      =========

Jonathan Geller             162,857             18.30%               $0.41         10/01/06       2,520,718      3,490,984
                             12,143              1.36%              $11.00         01/31/07         187,950        260,296
                            -------             ------                                            ---------      ---------
                            1757,000             19.66%                                            2,708,668      3,751,280
                            =======             ======                                            =========      =========

(1) Potential realizable value is based on the assumption that the common share price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. The amounts have been calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, a named executive officer may realize will depend on the excess of the shares on the date of exercise. Accordingly, there is no assurance that the value realized will be at or near the potential realizable value as calculated in the table.

(2)      These options have a term of seven years from the date of grant.

         The following table provides certain summary information concerning stock options held as of January 31, 2000 by our President and Chief Executive Officer and our two most highly compensated executive officers, other than our President and Chief Executive Officer. No options have been exercised as of January 31, 2000 by any of the officers. The value of unexercised in-the-money options at January 31, 2000 is based on the value of the common shares at the date of this offering.


                                        Number of Securities                     Value of Unexercised
                                       Underlying Unexercised                   In-the-money Options at
                                    Options at January 31, 2000                    January 31, 2000
                                  -------------------------------            -----------------------------

Name                              Exercisable        Unexercisable           Exercisable     Unexercisable
----                              -----------        -------------           -----------     -------------
Albert Friedman                      ---                 75,000                 ---               ---
Mitchell Morgan                      ---                175,000                 ---               ---
Jonathan Geller                      ---                175,000                 ---               ---

EMPLOYEE BENEFIT PLANS

1999 Stock Option Plan

         In August 1999, the Board adopted the 1999 Stock Option Plan, or Option Plan. At that time, 2,442,857 common shares were reserved for issuance under the Option Plan. Shares covered by any option granted under the Option Plan which expires unexercised become available again for grant under the Option Plan. As of January 31, 2000, options to purchase 815,000 common shares were outstanding with a weighted average exercise price of $5.23 per share, and 1,627,857 shares were available for future grants.


SIMPLE IRA Plan


          We sponsor the Take to Auction.com, Inc. SIMPLE IRA Plan, a defined contribution plan provided pursuant to the requirements of the Internal Revenue Code of 1986, as amended. All employees eligible to participate may enter the SIMPLE IRA Plan as of the first day of any month. Participants may make pre-tax contributions to the SIMPLE IRA Plan subject to a statutorily prescribed annual limit. We will make matching contributions, not to exceed 3% of a participant's annual compensation, to the SIMPLE IRA Plan. Each participant is fully vested in their account, including the participant's contributions, our matching contribution and the investment earnings thereon. Contributions by the participants or by us to the SIMPLE IRA Plan, and the income earned on such contributions, are generally not taxable to the participants until withdrawn. Contributions by us are generally deductible by us when made. The participant's and our contributions are held in an IRA. We made a matching contribution to the SIMPLE IRA Plan for Fiscal 1999 of approximately $5,100 during January 2000.


Indemnification of Officers and Directors

         Section 607.0850 of the Florida Business Corporation Act, or FBCA, permits, in general, a Florida corporation to indemnify any person who was or is a party to any action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred in connection with such proceeding including the estimated expenses of litigating the proceeding to conclusion and the expenses actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith for a purpose he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and, in criminal actions or proceedings, additionally had no reasonable cause to believe that his or her conduct was unlawful. Section 607.0850(6) of the FBCA permits the corporation to pay such costs or expenses in advance of a final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as and to the extent required by statute. Section 607.0850 of the FBCA provides that the indemnification and advancement of expense provisions contained in the FBCA shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

         Our amended and restated articles of incorporation provide, in general, that we shall indemnify, to the fullest extent permitted by Section 607.0850 of the FBCA, any and all persons whom it shall have the power to indemnify under that section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Our amended and restated articles of incorporation also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to actions taken in his or her official capacity and as to acts in another capacity while holding such office.

         In accordance with that provision of our amended and restated articles of incorporation, we shall indemnify any officer or director (including officers and directors serving another corporation, partnership, joint venture, trust, or other enterprise in any capacity at our request) made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she was serving in any of those capacities against judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred as a result of such action or proceeding. Indemnification would not be available if a judgment or other final adjudication adverse to such director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

         Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated articles of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of Take to Auction.com regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.


         With approval of our board of directors, upon completion of this offering, we expect to obtain directors' and officers' liability insurance.

                              Certain Transactions

         Since our inception in June 1999, there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common shares had or will have a direct or indirect interest other than (i) compensation arrangements, which are described where required under "Management" and (ii) the transactions described below.

Sales of Securities


         Since our inception, we have made the following sales of our common shares to our officers, directors and beneficial owners of 5% or more of all outstanding common shares that were not registered under the Securities Act. The common shares issued and listed hereunder reflect a split on a 1,000-to-1 basis on August 26, 1999 and split on a 2.326530644-for-1 basis on November 3, 1999.

         On August 26, 1999, we sold an aggregate of 16,283,387 common shares under Rule 506, Regulation D, promulgated under the Securities Act, at a purchase price of $0.06 per common share to certain sophisticated and accredited investors, including the following officers, directors and beneficial owners of 5% or more of our issued and outstanding common shares:

                                                             Purchase              Total              Total
                                        Shares           Price per share          Proceeds          Value (4)
                                   ------------------  ---------------------  -----------------  -----------------
    Horacio Groisman (1)                1,628,571      $             0.06     $      100,000     $    17,914,281
    Albert Friedman (2)                 1,137,673                    0.06             69,857          12,514,403
    Hugo Calemczuk (1)                  1,140,000                    0.06             70,000          12,540,000
    Pacific Investments (3)             4,560,000                    0.06            280,000          50,160,000
    Magdalena Zafir                     1,628,571                    0.06            100,000          17,914,281


(1) Messrs. Groisman and Calemczuk have served as directors of Take to Auction.com since August 1999.


(2) Mr. Friedman has been our President, Chief Executive Officer and director since July 1999.
(3) Pacific Investments is owned 100% by Ilia Lekach. Mr. Lekach has been our Chairman of the Board and director since October 1999.
(4) Total value is based on the aggregate value of the common shares at the assumed initial public offering price of $11.00 per share.


Stock Options Issued to Directors and Officers


         The following directors and officers were awarded options to purchase the following number of common shares:

                                                                      Weighted
                                                                      Average
                                                                   Exercise Price          Total             Total
                               Grant Date           Shares (1)       per share           Proceeds         Value (5)
                          ---------------------    ------------   ------------------  ----------------  --------------
Horacio Groisman               August 25, 1999          45,000           $   0.41         $ 18,450         $ 495,000
Albert Friedman (4)            August 25, 1999          75,000               0.41           30,750           825,000
Mitchell Morgan (4)                        (2)         175,000               2.20          295,750         1,925,000
Jonathan Geller (4)                        (3)         175,000               1.14          164,500         1,925,000
Ilia Lekach                   January 31, 2000         270,000              11.00        2,970,000         2,970,000

(1) All of such options vest equally over a three year period commencing one year from the date of grant.

(2) Mr. Morgan was awarded options to purchase 145,408 common shares on August 25, 1999 at an exercise price of $0.41 per share and an additional 29,592 common shares on January 31, 2000 at an exercise price of $11.00 per share.
(3) Mr. Geller was awarded options to purchase 162,857 common shares on October 1, 1999 at an exercise price of $0.41 per share and an additional 12,143 common shares on January 31, 2000 at an exercise price of $11.00 per share.
(4) Options were issued pursuant to employment agreements with Take to Auction.com.
(5) Total value is based on the aggregate value of the common shares at the assumed initial public offering price of $11.00 per share.


Exito Enterprises Sourcing Arrangement


         From time to time, we purchase merchandise from Exito Enterprises or Exito, a distributor of watches and electronics. Hugo Calemczuk, a director of Take to Auction, is the President and majority shareholder of Exito. We have purchased approximately $72,000 of merchandise from Exito as of December 31, 1999. We intend to purchase more items of merchandise from Exito in the future if the terms and conditions of such proposed purchases are acceptable to us. All purchases from Exito are made in the open market and all such transactions are at "arms-length" and on terms and at prices we could readily obtain from unaffiliated third parties. We are not now, and have never been, under an obligation to purchase merchandise from Exito.

Perfumania, Inc. Advance

         We received an advance of $1 million as of December 31, 1999 from Perfumania, Inc. The chairman of the board of Perfumania, Inc. is also the chairman of the board of Take to Auction. This advance is currently being structured into a two-year convertible note agreement, bearing interest at six percent (6%) per annum. Perfumania, Inc. will have the right to convert all, but not less than all, of the principal amount into shares of our common stock at the conversion price equal to our contemplated initial public offering price. In addition, we have agreed to grant 300,000 warrants to Perfumania, Inc. at the contemplated initial public offering price. These warrants expire one year from the effective date of our contemplated initial public offering.


Employment agreements between us and our officers and directors


         Pursuant to employment agreements between Take to Auction.com and each of Messers. Friedman, Morgan and Geller, our executive officers and directors, we have agreed to pay an initial annual base salary to them in the amount of $125,000, $120,000 and $120,000, respectively.

                             Principal Shareholders


         The following table sets forth certain information known to us with respect to the beneficial ownership of our common shares as of January 31, 2000 by (i) each shareholder known by us to be the beneficial owner of more than 5% of our common shares, (ii) each director of Take to Auction.com and (iii) all executive officers and directors as a group.

                                                    Common Shares                    Common Shares
                                                Beneficially Owned Before       Beneficially Owned After
                                                    the Offering(2)                  the Offering(2)
                                              ----------------------------      -------------------------
Name of Beneficial Owner (1)                    Number       Percentage(3)      Number      Percentage(3)
----------------------------                    ------       -------------      ------      -------------
Horacio Groisman (3)                           1,628,571         9.05%         1,628,571        8.44%
Albert Friedman (3)                            1,140,000         6.33%         1,140,000        5.91%
Mitchell H. Morgan (4)                                 0           (*)                 0          (*)
Hugo Calemczuk                                 1,140,000         6.33%         1,140,000        5.91%
Magdalena Zafir                                1,628,571         9.05%         1,628,571        8.44%
Pacific Investments (5)                        4,560,000        25.33%         4,560,000       23.63%
Jonathan Geller (6)                                    0           (*)                 0          (*)

Executive officers and directors as a          8,468,572        47.05%         8,468,572       43.88%
group (7 persons)

-------------------------
*  Represents beneficial ownership of less than 1%.

(1) Unless otherwise noted, the address of each shareholder is our address, which is 2335 N.W. 107th Avenue Suite 2M-23, Miami, Florida 33172


(2) Percentage of ownership is based on 18,000,000 shares outstanding as of December 31, 1999 prior to the offering and 19,300,000 shares after the offering. Common shares subject to options currently exercisable or exercisable within 60 days of January 31, 2000 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. No options issued by us to date are exercisable within 60 days of January 31, 2000. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(3) Does not include options to purchase 45,000 and 75,000 shares granted to Messrs. Groisman and Friedman, respectively, on August 25, 1999, one third of which vest on the first, second and third anniversary of the date of grant.

(4) Does not include options to purchase 175,000 common shares, granted to Mr. Morgan on August 25, 1999 (145,408 shares) and January 31, 2000 (29,592 shares), one third of which vest on the first, second and third anniversary of the date of grant.

(5) The address of this shareholder is 2335 NW 107th Avenue 2M-23, Miami, Florida 33172. Ilia Lekach, our Chairman of the Board of Directors, owns 100 percent of the issued and outstanding shares of common stock of Pacific Investments. Does not include options to purchase 270,000 shares granted to Mr. Lekach on January 31, 2000, one third of which vests on the first, second and third anniversary of the date of grant.

(6) Does not include options to purchase 175,000 common shares, granted to Mr. Geller on October 1, 1999 (162,857 shares) and January 31, 2000 (12,143 shares), one third of which vest on the first, second and third anniversary of the date of grant.

                          Description of Capital Stock


         Our authorized capital stock consists of 50 million common shares, $0.001 par value per share, and 10 million preferred shares, $0.001 par value per share. As of January 31, 2000, there were outstanding 18,000,000 common shares held of record by 27 shareholders and options to purchase 815,000 common shares. As of January 31, 2000, there were no issued and outstanding preferred shares.


Common Shares


         Subject to preferences that may apply to preferred shares outstanding at the time, the holders of our outstanding common shares are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors may from time to time determine. Each shareholder is entitled to one vote for each common share held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not provided for in our amended and restated articles of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The holders of common shares are not entitled to preemptive rights and are not subject to conversion or redemption. Upon a liquidation, dissolution or winding-up of Take to Auction.com, the assets legally available for distribution to shareholders are distributable ratably among the holders of the common shares and any participating preferred shares outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred shares and payment of other claims of creditors. Each outstanding common share is, and all common shares to be outstanding upon completion of this offering will be, duly authorized, fully paid and nonassessable.


Preferred Shares

         We are authorized to provide for the issuance of preferred shares in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the shareholders. Our board of directors may authorize the issuance of preferred shares with voting or conversion rights that could significantly affect your voting power or your other rights. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Take to Auction.com and may harm the market price of the common shares and the voting and other rights of the holders of common shares. We have no current plans to issue any preferred shares.


Warrants

         In connection with this offering, we have agreed to sell to the representative for nominal consideration, the underwriter warrant to purchase up to 195,000 common shares. The underwriter warrant is exercisable for a period of four years commencing one year after the date of this prospectus at an exercise price per share equal to $12.10 (based on the mid range price) (110% of the public offering price). The underwriter warrant may not be sold, transferred, assigned, pledged, or hypothecated for a period of 12 months from the date of this prospectus, except to members of the selling group. The underwriter warrant grants to the representative, with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the underwriter warrant, one demand registration right during the exercise period, as well as piggyback registration rights at any time. The underwriter warrant contains anti-dilution provisions providing for adjustments of the exercise price and number of shares issuable on exercise of the underwriter's warrant, upon the occurrence of some events, including stock dividends, stock splits, and recapitalizations. The holders of the underwriter warrant have no voting, dividend, or other rights as a shareholder with respect to shares of common stock underlying the underwriter warrant, unless the underwriter warrant shall have been exercised.

Registration Rights

         Pursuant to the underwriting agreement between us and the representative of the underwriters in this offering, we have agreed to sell to the representative one demand registration right during the exercise period as well as "piggy-back" registration rights at any time. Please see "- Warrants." No options or common shares issued prior to this offering are covered by any registration rights agreements.


Certain Anti-Takeover Effects of Certain Provisions of Florida Law and the Take to Auction.com's Amended and Restated Articles of Incorporation and Bylaws Provisions

         Some provisions of Florida law and of our amended and restated articles of incorporation and amended and restated bylaws, which provisions are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider it in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

Classified Board of Directors

         According to our amended and restated articles of incorporation and amended and restated bylaws, our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, when coupled with the provision authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a shareholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

Authorized But Unissued Shares

         The authorized but unissued common shares and preferred stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common shares and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. Such attempts may have resulted in a premium over the market price for the shares held by shareholders.

Anti-Takeover Provisions under Florida law

         We are subject to several anti-takeover provisions under Florida law that apply to public corporations organized under Florida law unless the corporation has elected to opt out of those provisions in its articles of incorporation or its bylaws. We have not elected to opt out of these provisions.

         The FBCA prohibits the voting of shares in a publicly held Florida corporation that are acquired in a "control share acquisition" unless the board of directors approves the control share acquisition or the holders of a majority of the corporation's voting shares approve the granting of voting rights to the acquiring party. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party, directly or indirectly, to vote in the election of directors within any of the following ranges of voting power:

         o     1/5 or more but less than 1/3;
         o     1/3 or more but less than a majority;
         o     a majority or more; or
         o There are some exceptions to the "control share acquisition" rules.

         The FBCA also contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless:

         o the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder;
         o the corporation has not had more than 300 stockholders of record during the past three years;
         o the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years;
         o the interested shareholder is the beneficial owner of at least 90% of the voting shares (excluding shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors);
         o consideration is paid to the holders of the corporation's shares equal to the highest amount per share paid by the interested shareholder for the acquisition of the corporation's shares in the last two years or the fair market value of the shares, and other specified conditions are met; or
         o the transaction is approved by the holders of two-thirds of the company's voting shares other than those owned by the interested shareholder.

         An "interested shareholder" is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a company's outstanding voting shares. The FBCA defines "beneficial ownership" in more detail.

Transfer Agent And Registrar

         The Transfer Agent and Registrar for our common shares is American Stock Transfer & Trust Company. Its address is 40 Wall Street, New York, New York 10005, and its telephone number is (212) 936-5100.

Listing


         We have applied to list our common shares on the AMEX under the trading symbol TTA.

                         Shares Eligible For Future Sale

         Prior to this offering, there has been no market for our common shares, and therefore a significant public market for the common shares may not develop or be sustained after this offering. Future sales of substantial amounts of common shares (including shares issued upon exercise of outstanding options) in the public market after this offering could harm market prices prevailing from time to time and could impair our ability to raise additional capital through the sale of our equity securities. As described below, no shares currently outstanding will be available for sale immediately after this offering due to certain contractual and other restrictions on resale.


         Upon completion of this offering, we will have outstanding 19,300,000 common shares, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, the 1,300,000 shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by "affiliates" of Take to Auction.com. An "affiliate" is a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with Take to Auction.com. The remaining shares held by existing shareholders are subject to lock-up agreements generally providing that, with certain limited exceptions, the shareholder will not (i) offer to sell, sell, contract to sell, pledge or otherwise dispose of any common shares owned of record or beneficially prior to the offering or any securities convertible into or exchangeable for such common shares, (ii) establish a "put equivalent position" with respect to such common shares within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or (iii) publicly announce an intention to take any of the actions set forth in (i) or (ii) for a period of 180 days following the date the registration statement is declared effective by the Securities and Exchange Commission without the prior written consent of Noble International Investment, Inc. acting alone or each of the above listed representatives acting together. As a result of these lock-up agreements, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144 and 144(k), none of these shares will be saleable until 180 days after the date the registration statement is declared effective by the Securities and Exchange Commission. Beginning 180 days after the date the registration statement is declared effective by the Securities and Exchange Commission, _________ of these shares will be eligible for sale in the public market, although a portion of such shares will be subject to certain volume limitations pursuant to Rule 144. The 18,000,000 restricted shares will become eligible for sale from time to time thereafter upon expiration of applicable holding periods under Rule 144 under the Securities Act and our right to repurchase unvested shares.

         In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (nobody in our case has held shares for more than one year) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the number of common shares then outstanding (which will equal approximately 193,000 shares immediately after this offering) or (ii) the average weekly trading volume of the common shares during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Take to Auction.com. Under Rule 144(k), a person who is not deemed to have been an affiliate of Take to Auction.com at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

         Immediately after this offering, we intend to file a registration statement under the Securities Act covering common shares subject to outstanding options under the Option Plan. Based on the number of shares subject to outstanding options at December 31, 1999 and currently reserved for issuance under all such plans, such registration statement would cover approximately 2,442,857 shares. This registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market immediately after the 180-day lock-up agreements expire. Also beginning six months after the date of this offering, certain holders of common shares will be entitled to certain rights with respect to registration of such common shares for offer and sale to the public. See "Description of Capital Stock--Registration Rights."

                                  Underwriting

         Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Noble International Investments, Inc. ("Noble International") is acting as a representative, has severally, and not jointly, agreed to purchase the number of shares offered in this offering set forth opposite their respective names below.

Name                                                               Number of
                                                                     Shares

Noble International Investments, Inc  ..................

 ........................................................

         Total .........................................

         A copy of the underwriting agreement will be filed by amendment as an exhibit to the registration statement of which this prospectus is a part. The underwriting agreement provides that the obligation of the underwriters to purchase the common shares is subject to some conditions. The underwriters shall be obligated to purchase all of the common shares (other than those covered by the underwriters' over-allotment option described below), if any are purchased.

         Noble International has advised us that the underwriters propose to offer the common shares to the public at the initial public offering price on the cover page of this prospectus and that they may allow some dealers who are members of the NASD, and some foreign dealers, concessions not in excess of $
per share, of which amount a sum not in excess of $    per share may in turn be
reallowed by such dealers to other dealers who are members of the NASD and to some foreign dealers. After the commencement of this offering, the offering price, the concession to selected dealers, and the reallowance to other dealers may be changed by the representative.

         We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the underwriters may be required to make in this regard.

         We have agreed to pay to Noble International an expense allowance on a non-accountable basis, equal to 1% of the gross proceeds derived from the sale of the 1,300,000 shares offered in this offering (or 1,495,000 common shares if the underwriters' over-allotment option is exercised in full). We paid an advance on this allowance in the amount of $50,000.

         The following table provides information regarding the amount of the discount we will pay to the underwriters:

                                      Total Without           Total With
                      Discount        Exercise of Over-       Exercise of Over-
                      Per Share       Allotment Option        Allotment Option
                      ---------       ----------------        ----------------

Take to Auction       $.066           $858,000                $999,570

         The following table sets forth the amount and nature of other forms of compensation we will pay to Noble International in connection with the offering:

Type of Compensation                                         Total Amount
--------------------                                         ------------



         We have also agreed to pay some of Noble International's expenses in connection with this offering, including expenses in connection with qualifying the common shares offered in this offering for sale under the laws of such states as Noble International may designate, the placement of tombstone advertisements and preparing bound volumes of the public offering documents. We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $1,000,000.

         In connection with this offering, we have agreed to sell to Noble International for nominal consideration, the underwriter warrant to purchase up to 195,000 common shares. The underwriter warrant is exercisable for a period of four years commencing one year after the date of this prospectus at an exercise price per share equal to $12.10 (based on the mid range price) (110% of the public offering price). The underwriter warrant may not be sold, transferred, assigned, pledged, or hypothecated for a period of 12 months from the date of this prospectus, except to members of the selling group. The underwriter warrant grants to the representative, with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the underwriter warrant, one demand registration right during the exercise period, as well as piggyback registration rights at any time. The underwriter warrant contains anti-dilution provisions providing for adjustments of the exercise price and number of shares issuable on exercise of the underwriter warrant, upon the occurrence of some events, including stock dividends, stock splits, and recapitalizations. The holders of the underwriter warrant have no voting, dividend, or other rights as a shareholder with respect to common shares underlying the underwriter warrant, unless the underwriter warrant shall have been exercised.

         In connection with this offering, we have granted Noble International the right, for the three-year period commencing on the closing date of this offering, to appoint an observer to attend all meetings of our board of directors. This designee has the right to notice of all meetings of the board of directors and to receive reimbursement for all out-of-pocket expenses incurred to attend these meetings. In addition, the designee will be entitled to indemnification to the same extent as our directors.

         Noble International has advised us that the underwriters do not intend to confirm sales of the common shares offered in this offering to any account over which they exercise discretionary authority.

         We, and each of our officers, directors, and shareholders, have agreed not to offer, assign, issue, sell, hypothecate, or otherwise dispose of any common shares, securities of Take to Auction convertible into, or exercisable or exchangeable for, common shares, or common shares received upon conversion, exercise, or exchange of these securities, to the public without the prior written consent of Noble International for a period of at least six months after the date of this prospectus.

         We and each of the selling shareholders have also granted to the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase at the public offering price per share, less the underwriting discount, up to an aggregate of 195,000 common shares. To the extent this option is exercised, the underwriters will become obligated, subject to some conditions, to purchase additional common shares. The underwriters may exercise this right of purchase only for the purpose of covering over-allotments, if any, made in connection with the sale of common shares. Purchases of common shares upon exercise of the over-allotment option will result in the realization of additional compensation by the underwriters.

         Noble International has informed us that they do not expect discretionary sales by the underwriters to exceed five percent of the shares offered by this prospectus.

         The underwriters have reserved for sale up to 700,000 shares for our employees, directors and certain other persons associated with us. These reserved shares will be sold at the public offering price that appears on the cover of this prospectus. The number of shares available for sale to the general public in the offering will be reduced to the extent reserved shares are purchased by such persons. The underwriters will offer to the general public, on the same terms as other shares offered by this prospectus, any reserved shares that are not purchased by such persons.

         Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

         o Stabilizing transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the common shares, so long as stabilizing bids do not exceed a specified maximum.

         o Over-allotments and syndicate coverage transactions. The underwriters may create a short position in the common shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representative may engage in syndicate covering transactions by purchasing common shares in the open market. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option.

         o Penalty bids. If the representative purchases common shares in the open market in a stabilizing transaction or syndicate coverage transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those common shares as part of this offering.

         Stabilization and syndicate covering transactions may cause the price of the common shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the common shares if it discourages resales of the common shares.

         Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of the common shares. These transactions may occur on the American Stock Exchange or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

         We and the underwriters expect that the common shares will be ready for delivery on the fourth business day following the date of this prospectus. Under Securities and Exchange Commission regulations, secondary market trades are required to settle in three business days following the trade date (commonly referred to as "T-3"), unless the parties to the trade agree to a different settlement cycle. As noted above, the common shares will settle in T-3. Therefore, purchasers who wish to trade on the date of this prospectus or during the next three succeeding business days must specify an alternate settlement cycle at the time of the trade to prevent a failed settlement. Purchasers of the shares who wish to trade shares on the date of this prospectus or during the next 3 succeeding business days should consult their own advisors.

         Prior to this offering, there has been no public market for the common shares. Consequently, the initial public offering price was determined by negotiations among us and the representative of the underwriters. Among the factors considered in determining the initial public offering price of the common shares were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which Take to Auction competes, our management and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us. However, the public offering price of the units does not necessarily bear any relationship to our assets, net worth, earnings, book value, or other criteria of value applicable to us and should not be considered an indication of the actual value of the common stock. As a result, the prices at which the shares will sell in the public market after this offering may be lower than the price at which they are sold by the underwriters and an active trading market in the common stock may not develop or continue after this offering.

                                  Legal Matters


         The validity of the issuance of the common shares offered hereby will be passed upon for us by Baker & McKenzie, Miami, Florida. Atlas Pearlman, P.A. has served as counsel to Noble International in connection with this offering.


                                     Experts

         The financial statements included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to our ability to continue as a going concern), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                    Where You Can Find Additional Information


         We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and accompanying exhibits and schedule. For further information with respect to us and our common shares, we refer you to the registration statement and the accompanying exhibits and schedule. Statements contained in this prospectus regarding the contents of any contract or any other document filed as an exhibit to which we refer are not necessarily complete. In each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedule may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C. or obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as us, that file electronically with the Securities and Exchange Commission. The address of this Web site is http: //www.sec.gov.

                            Take to Auction.com, Inc.

                        (A Development Stage Enterprise)

                          INDEX TO FINANCIAL STATEMENTS


                                                                          Page
                                                                          ----

Independent Auditors' Report.............................................. F-2


Balance Sheet as of December 31, 1999..................................... F-3

Statement of Operations for the period from June 2, 1999
   (date of inception) through December 31, 1999.......................... F-4

Statement of Changes in Shareholders' Equity for the
   period from June 2, 1999 (date of inception) through
   December 31, 1999...................................................... F-5

Statement of Cash Flows for the period from June 2, 1999
   (date of inception) through December 31, 1999.......................... F-6


Notes to Financial Statements............................................. F-7

                          Independent Auditors' Report


To the Board of Directors and
Shareholders of Take to Auction.com, Inc.


We have audited the accompanying balance sheet of Take to Auction.com, Inc. (a development stage enterprise) (the "Company") as of December 31, 1999, and the related statements of operations, changes in shareholders' equity and cash flows for the period from June 2, 1999 (date of inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Take to Auction.com, Inc. (a development stage enterprise) as of December 31, 1999, and the results of its operations and its cash flows for the period from June 2, 1999 (date of inception) through December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is a development stage enterprise engaged in developing and marketing an internet-based community to sell merchandise at online auction sites. As discussed in Note 2 to the financial statements, the Company has incurred losses since inception, and its ability to successfully complete its development program and, ultimately, obtain profitable operations is dependent upon future events, including completing product development, verifying market acceptance, achieving a level of memberships adequate to support the Company's cost structure and obtaining adequate financing to fulfill its development activities, which raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

DELOITTE & TOUCHE LLP


Miami, Florida


February 11, 2000
(February 28, 2000, as to the collection of the stock subscription, as described in Note 8)

                            Take to Auction.com, Inc.
                        (A Development Stage Enterprise)


                      Balance Sheet as of December 31, 1999


                                   ASSETS
Current assets:
  Cash and cash equivalents.............................   $           856,949
  Accounts receivable...................................                 5,964
  Stock subscription receivable.........................               635,466
  Inventory.............................................               200,429
  Prepaid expenses......................................                18,625
                                                           --------------------
     Total current assets...............................

Prepaid offering costs..................................               667,842
Property and equipment, net.............................               186,041
Other ..................................................                 8,423
                                                           --------------------
     Total assets.......................................   $         2,579,739
                                                           ====================


            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable .....................................   $           289,719
  Accrued expenses .....................................                54,362
  Accrued payroll ......................................                    --
  Accrued professional fees ............................                55,000
  Deferred revenue .....................................                30,320
  Due to affiliate .....................................             1,000,000
                                                           --------------------
     Total current liabilities..........................             1,429,401

Commitments and Contingencies...........................                    --

Shareholders' equity:
  Preferred shares, $0.001 par value, 10 million shares
     authorized, no shares issued and outstanding.......                    --
  Common shares, $0.001 par value, 50 million shares
     authorized, 18,000,000 shares issued
     and outstanding....................................                18,000
  Additional paid-in capital............................             1,682,000
  Accumulated deficit...................................             (549,662)
                                                           --------------------
     Total shareholders' equity.........................             1,150,338
                                                           --------------------
     Total liabilities and shareholders' equity.........   $         2,579,739
                                                           ====================


The accompanying notes are an integral part of these financial statements.

                            Take to Auction.com, Inc.
                        (A Development Stage Enterprise)

                             Statement of Operations


 For the period from June 2, 1999 (date of inception) through December 31, 1999








Net revenues.........................................   $                70,067
Cost of net revenues.................................                   136,042
                                                        ------------------------
     Gross margin....................................                   (65,975)
                                                        ------------------------

Operating expenses:
  General and administrative expenses................                   383,630
  Auction fees.......................................                     5,727
  Sales and marketing................................                    19,061
  Fulfillment........................................                    42,632
  Web site development expenses......................                    32,637
                                                        ------------------------
     Total operating expenses........................                   483,687
                                                        ------------------------

Net loss.............................................   $             (549,662)
                                                        ========================

Basic and diluted loss per common share:.............   $                (0.03)
                                                        ========================

Weighted average number of common shares
  outstanding........................................                17,090,297
                                                        ========================



The accompanying notes are an integral part of these financial statements.

                            Take to Auction.com, Inc.
                        (A Development Stage Enterprise)

                  Statement of Changes in Shareholders' Equity


 For the period from June 2, 1999 (date of inception) through December 31, 1999


                                                   Common Shares                   Additional
                                                   -------------                    Paid-in           Accumulated
                                              Shares             Amount             Capital             Deficit             Total
                                              ------             ------             -------             -------             -----
Balance at June 2, 1999 (date of
  inception)...........................         16,285,714       $  16,286         $    983,714      $          --      $ 1,000,000

Issuance of common shares..............          1,714,286           1,714              698,286                 --          700,000

Net loss for the period from June 2,
1999 (date of inception) through
December 31, 1999......................                 --              --                  --            (549,662)        (549,662)
                                         -------------------------------------------------------------------------------------------

Balance at December 31, 1999...........         18,000,000       $  18,000         $  1,682,000       $   (549,662)     $ 1,150,338
                                         ===========================================================================================


The accompanying notes are an integral part of these financial statements.

                            Take to Auction.com, Inc.
                        (A Development Stage Enterprise)



                            Statements of Cash Flows

 For the period from June 2, 1999 (date of inception) through December 31, 1999


Cash flows from operating activities:
  Net loss................................................   $     (549,662)

  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation..........................................             4,886
    Inventory writedown                                               39,000
  Change in operating assets and liabilities:
     Accounts receivable..................................           (5,964)
     Inventory............................................         (239,429)
     Prepaid expenses.....................................          (18,625)
     Other assets.........................................           (8,423)
     Accounts payable.....................................           289,719
     Accrued expenses.....................................            54,362
     Accrued professional fees............................            55,000
     Deferred revenue.....................................            30,320
                                                             -------------------
       Net cash used in operating activities..............
                                                                   (348,816)
                                                             -------------------

Cash flows from investing activities:
    Purchase of property and equipment....................         (190,927)
                                                             -------------------
     Net cash used in investing activities                         (190,927)
                                                             -------------------

Cash flows from financing activities:
     Proceeds from issuance of common stock...............         1,064,534
     Payments for offering costs..........................         (667,842)
     Net borrowings from affiliate........................         1,000,000
                                                             -------------------
       Net cash provided by financing activities                   1,396,692
                                                             -------------------

Net increase in cash and cash equivalents.................           856,949
Cash and cash equivalents at beginning of
  period..................................................                --
                                                             -------------------
Cash and cash equivalents at end of period                    $      856,949
                                                             ===================


Supplemental cash flow information:

    o No amounts were paid for interest or income taxes during 1999.




The accompanying notes are an integral part of these financial statements.

                            Take to Auction.com, Inc.
                        (A Development Stage Enterprise)
                          Notes to Financial Statements

Note 1. Nature of Operations:


Take to Auction.com, Inc. (the "Company") was incorporated in the State of Florida on June 2, 1999. The Company is a development stage enterprise intending to operate in the internet-based community providing its entrepreneurial members with an online catalog of authentic collectibles and factory-new specialty merchandise to sell at online auction sites. The Company is in the process of developing its network infrastructure and implementing various growth strategies.


Note 2. Significant Accounting Policies:

Significant accounting policies and practices used by the Company in the preparation of the accompanying financial statements are as follows:

Basis of presentation


The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company has been in operation for less than one year and incurred a net loss of approximately $550,000 during the period from June 2, 1999 (date of inception) through December 31, 1999. In addition, the Company has not yet completed product development or verified market acceptance.


These factors, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company's continuation as a going concern is dependent upon future events, including completing product development, verifying market acceptance, achieving a level of memberships adequate to support the Company's cost structure and obtaining adequate financing to fulfill its development activities to successfully operate in the internet-based community. The Company is in the process of filing an initial public offering, the proceeds of which will be used toward its development activities. However, there can be no assurance that such offering will be successful or that the ultimate proceeds will prove to be adequate.


Effective August 26, 1999, the Company declared a share dividend of an aggregate of 6,993,000 common shares, $0.001 par value, immediately payable to its shareholders of record in order to effect the equivalent of a 1,000-for-1 stock split to increase the number of common shares outstanding from 7,000 shares to 7,000,000 shares. On November 3, 1999, the Company declared a share dividend of an aggregate of 10,263,158 common shares, $0.001 par value, immediately payable to its shareholders of record in order to effect the equivalent of a 2.326530644-for-1 stock split to increase the number of common shares outstanding from 7,736,842 shares to 18,000,000 shares. Shareholders' equity gives retroactive recognition to the stock splits as of June 2, 1999.

Management estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.




Basic and diluted net loss per share


Basic and diluted net loss per share is computed by dividing the net loss available to common shareholders for the period by the weighted average number of common shares outstanding for the period. The calculation of basic and diluted net loss per share excludes common shares issuable upon exercise of employee stock options as the effect of the exercise would be antidilutive.


Inventory

Inventory, consisting of finished goods, is stated at the lower of cost or market, cost being determined based on a moving average cost basis which approximates the first-in, first-out method. The cost of inventory includes product cost and freight charges. The Company recorded a provision of approximately $39,000 for the period from June 2, 1999 (date of inception) through December 31, 1999 to reduce the carrying value of inventory to its net realizable value. Provision for potentially slow moving or damaged inventory is recorded based on management's analysis of inventory levels, turnover ratios and through specific identification of slow moving merchandise.

Property and equipment

Property and equipment is carried at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets. Costs of major additions and improvements are capitalized and expenditures for maintenance and repairs which do not extend the useful life of the asset are expensed when incurred. Gains or losses arising from sales or retirements are included in income currently. The Company reviews its long-lived assets for impairment on a periodic basis and records an impairment loss to operations if the sum of the expected future cash flows is less than the carrying amount of the asset. To date, no such impairment losses have been recorded.

Software development costs

In accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"), the Company capitalizes acquired and internally developed or modified software solely to meet the Company's internal needs integral to the Company's Web site. The Company capitalizes certain internal and external costs directly associated with developing or modifying the internal use software, which begins with the application development stage and ends when the project is substantially complete and ready for its intended use. The amount of costs capitalized in 1999 relating to internal use software in process was approximately $130,000, consisting principally of software purchased from an external vendor, and is included in Property and Equipment, net in the accompanying Balance Sheets (see
Note 3). As of December 31, 1999, no internal use software development projects were ready for their intended uses and therefore, no amortization cost related to this software is included in the accompanying Statements of Operations. The ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, estimated economic life and changes in software and hardware technologies.


Revenue recognition

Revenues from membership fees are deferred at the time of billing and are recognized ratably over the term of annual membership. Revenues related to auction sales are recognized at the time that the product is shipped to the highest bidder.




Sales and marketing expenses

Marketing and sales expenses, which consist primarily of advertising and promotional costs, are charged to operations as incurred.


Income taxes

The Company utilizes the asset and liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is established when it is more likely than not that some or all of the deferred tax assets will not be realized.

Simple IRA Plan


The Company sponsors the Take to Auction.com, Inc. SIMPLE IRA Plan (the "Plan"), a defined contribution plan provided pursuant to the requirements of the Internal Revenue Code of 1986, as amended. All employees eligible to participate may enter the Plan as of the first day of any month. Participants may make pre-tax contributions to the Plan subject to a statutorily prescribed annual limit. The Company is required to make matching contributions, not to exceed 3% of a participant's annual compensation, to the Plan. Each participant is fully vested in their account, including the participant's contributions, the Company's matching contribution and the investment earnings thereon. Contributions by the participants or by the Company to the Plan, and the income earned on such contributions, are generally not taxable to the participants until withdrawn. Contributions by the Company are generally deductible by the Company when made. The participant's and the Company's contributions are held in an IRA. The Company accrued a matching contribution to the Plan as of December 31, 1999 of approximately $5,100, which represents the total contribution made to the Plan by the Company for the period from June 2, 1999 (date of inception) through December 31, 1999.





Start up costs

The Company expensed all start up costs as incurred.

Comprehensive income

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), establishes standards for recording and display of comprehensive income and its components. SFAS No. 130 requires certain components of equity to be recorded as other comprehensive income. The Company has no other comprehensive income during the period from June 2, 1999 (date of inception) through December 31, 1999.

Segment reporting

Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company operated in one operating segment during 1999.


Note 3.  Property and Equipment:

Property and equipment include the following:

                                     Estimated
                                   useful lives
                                    (in years)           December 31, 1999
                                  ----------------     -----------------------

Computer equipment                       3             $               42,609
Furniture and fixtures                   5                              9,292
Telecommunication equipment              3                              8,769
Software development costs               3                            130,257
                                                       -----------------------
                                                                      190,927
Less: accumulated depreciation                                        (4,886)
                                                       -----------------------

Property and equipment, net                            $              186,041
                                                       =======================

As discussed in Note 1, the Company capitalizes certain costs in connection with internal use software which will be amortized when the software is available for use or project modules are implemented. As of December 31, 1999, approximately $130,000 related to internal use software in process not yet implemented is included within Software Development Costs in the above table.

Note 4.  Income Taxes:


         The income tax provision differs from the amount obtained by applying the statutory Federal income tax rate to pretax income as follows:


                                                            Period from
                                                           June 2, 1999
                                                        (date of inception)
                                                       to December 31, 1999
                                                       --------------------

Benefit at Federal statutory rates.............
                                                     $                 186,885
State income taxes, net of Federal benefit.....
                                                                        19,952
                                                     --------------------------
                                                                       206,837
Valuation allowance............................                      (206,837)
                                                     --------------------------
                                                     $                      --
                                                     ==========================

         The primary components of temporary differences which give rise to the Company's net deferred tax assets at December 31, 1999 are as follows:






Deferred tax assets:
  Net operating losses carryforward............        $               206,837
                                                       ------------------------
    Total deferred tax assets..................                        206,837
  Valuation allowance..........................                      (206,837)
                                                       ------------------------
                                                       $                    --
                                                       ========================

         The Company provides a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has established a valuation allowance against deferred tax assets of $206,837 at December 31, 1999.

         The Company has Federal and State net operating loss carryforwards of approximately $550,000 at December 31, 1999, both of which will begin to expire in the year 2019.


Note 5.  Related Party Transaction:

During December 1999, the Company received an advance of $1 million from Perfumania, Inc. The chairman of the board of Perfumania, Inc. is also the chairman of the board of Take to Auction. This advance is classified as Due to Affiliate in the accompanying balance sheet. This advance is currently being structured into a two-year convertible note agreement, bearing interest at six percent (6%) per annum. The note holder will have the right to convert all, but not less than all, of the principal amount into shares of the Company's common stock at the conversion price equal to the Company's contemplated initial public offering price. In addition, the Company will grant 300,000 warrants to the note holder at the contemplated initial public offering price. These warrants expire one year from the effective date of the Company's contemplated initial public offering.

The Company purchases inventory in the normal course of business with a company owned by a shareholder of the Company. During the period from June 2, 1999 through December 31, 1999, the Company purchased approximately $72,000 of inventory from this company.

Note 6.  Commitments:

Effective August 25, 1999, the Company entered into employment agreements with two executives for a three year initial term. On October 1, 1999, the Company entered into an Employment Agreement with another executive for a three-year term. The aggregate annual base salaries are $365,000. A total of 383,365 options to purchase common shares were granted (220,508 options were granted on August 26, 1999 and 162,857 options were granted on October 1, 1999) at a weighted average exercise price equal to $0.41 per share. These Options vest over a three-year period from the date of grant. Upon a change of control of the Company (as defined in the agreements), the executives will be entitled to receive severance compensation in the amount of 200 percent of their annual base salaries.

On December 28, 1999, the Company entered into a five year operating lease agreement for its corporate headquarters. Monthly rent payments are approximately $12,500 over this agreement.

Effective September 23, 1999, the Company entered into a 60 month service agreement ("the USi Agreement") with USinternetworking, Inc. ("USi"), a software and network provider, to develop and host the Company's Web site. The Company paid an initial fee of $40,000 and the USi Agreement was for 60 equal monthly service fee payments of $41,000 commencing on December 15, 1999 through December 14, 2004 (the "Initial Period"). During December 1999, the Company notified USi that it was terminating the USi Agreement (as per the terms of the USi Agreement) for material breach of its obligations thereunder. A breach of contract lawsuit has been threatened by USi. The Company and USi are currently discussing a resolution of the matter. The Company believes that it has meritorious defenses, as well as counterclaims, to any claim which may be brought by USi, and if any such claim is brought, the Company will defend it vigorously.

On October 29, 1999, the Company entered into an agreement with ZeroDotNet, Inc. ("ZeroDotNet") to provide financial advisory and strategic planning services to the Company. The term of the agreement is one year. The Company paid a $350,000 retainer fee to ZeroDotNet as compensation for services rendered under this agreement.

Effective November 3, 1999, the Company entered into a six-month service agreement to outsource its warehouse and distribution functions. This service agreement includes order processing, inventory management, warehousing, fulfillment and shipping of product. The Company paid an initial implementation fee of $38,500 in connection with this agreement and the agreement will automatically renew for successive one-year terms.

Note 7.  Stock Option Plan:

Effective August 1999, the Company adopted the 1999 Stock Option Plan (the "Option Plan"). Officers, key employees and nonemployee consultants may be granted stock options, stock appreciation rights, stock awards, performance shares and performance units under the Option Plan. The Company has reserved 2,442,857 common shares for issuance under the Option Plan, subject to further antidilution adjustments.

The Company will grant 5,000 non-qualified stock options to each non-employee director nominee of the Company. The options will allow such directors to purchase the common shares at an exercise price equal to the contemplated initial public offering (the "Offering") price. These options will have a term of ten years and vest on the date of grant.

Prior to establishment of a Compensation Committee (the "Committee") of the Board of Directors, the Option Plan will be administered by the Board of Directors of the Company. The Board of Directors or the Committee will be authorized to determine, among other things, the key employees to whom, and the time at which, options and other benefits are to be granted, the number of shares subject to each option, the applicable vesting schedule and the exercise price. The Board of Directors or the Committee will also determine the treatment to be afforded to a participant in the Option Plan in the event of termination of employment for any reason, including death, disability or retirement. Under the Option Plan the maximum term of an incentive stock option is seven years and the maximum term of a nonqualified stock option is seven years.


The Board of Directors has the power to amend the Option Plan from time to time. Shareholder approval of an amendment is only required to the extent that it is necessary to maintain the Option Plan's status as a protected plan under applicable securities laws or the Option Plan's status as a qualified plan under applicable tax laws.




As of December 31, 1999, options to purchase an aggregate of 428,265 shares have been granted under the Option Plan to employees of the Company at a weighted average exercise price equal to $0.41 per share. These options have a life of seven years and vest over a three-year term.

Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation ("SFAS No. 123"), encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company will measure compensation expense for the stock plan using the intrinsic value method prescribed by Accounting Principal Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Accordingly, compensation expense for qualified and non-qualified employee stock options granted under the Option Plan is equal to the difference between the fair market value of the stock at the date of grant and the amount an employee must pay to acquire the stock.






The fair value of each option grant under the Company's Stock Plans is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1999:





              Expected volatility                           100.0%
              Risk-free interest rate                         6.0%
              Dividend yield                                  0.0%
              Expected life                                7 years

         A summary of the status of the Company's Stock Plan as of December 31, 1999 is presented below:

                                                                  Weighted
                                                                  Average
                                              Shares           Exercise Price

Outstanding on June 2, 1999                          --         $            --
Granted                                         428,265                    0.41
Exercised                                            --                      --
Forfeited                                            --                      --
                                          ----------------    ------------------
Outstanding on December 31, 1999                428,265         $          0.41
                                          ================    ==================

Options exercisable on December 31, 1999             --
                                          ================
Weighted- average fair-value of options
 granted during the period                  $      0.35
                                          ================


The following table summarizes information about stock options outstanding at December 31, 1999:

                                                 Options Outstanding                                 Options Exercisable
                            --------------------------------------------------------------    ----------------------------------

                                                    Weighted-Average                                                Weighted-
       Range of                  Number                 Remaining                                 Number             Average
       Exercise              Outstanding at         Contractual Life        Weighted-Average   Exercisable          Exercise
        Prices                  12/31/99                 (Years)            Exercise Price     at 12/31/99            Price
------------------------    -----------------    ----------------------    ---------------    ---------------     --------------

         $0.41                  428,265                 6.70                $   0.41                  -           $       -


Had compensation cost for the Company's Stock Plans been determined based on the fair value at the grant dates for awards under the Stock Plans consistent with the method prescribed by SFAS 123, the Company's net loss and net loss per share (diluted) for the period from June 2, 1999 (date of inception) through December 31, 1999 would have been reduced to the proforma amounts indicated below:


Net loss:
    As reported                                       $         (549,662)
    Proforma                                                    (567,654)
Diluted net loss per common share:
    As reported                                       $            (0.03)
    Proforma                                                       (0.03)


         The effects of applying SFAS 123 in this proforma disclosure are not indicative of future amounts. The Company anticipates that additional awards will be granted in future years.

Note 8.  Capital Stock:

The Company concluded its $1 million initial capitalization on August 26, 1999, of which $364,534 was received by December 31, 1999. All shares issued in connection with the initial capitalization were given effect to the 1,000-for-1 and the 2.326530644-for-1 stock splits (See Note 2). The remaining balance of $635,466 was collected in full by February 28, 2000 and is classified as an asset in the accompanying balance sheet as of December 31, 1999.

Subsequent to the initial capitalization, the Company sold 1,714,286 common shares for $700,000.




On August 25, 1999 the Company's shareholders approved an increase in the number of authorized common shares from 7,500 shares to 50 million shares and a reduction in the par value per share of common stock from $1 to $0.001. The Company also authorized 10 million shares, par value $0.001 per share, of preferred stock.

                             [INSIDE OF BACK COVER]

                                    [Artwork]


============================================================         ==========================================================

         You should rely only on the information contained in
this prospectus. We have not authorized anyone to provide you with information different from that contained in this
prospectus. We are offering to sell, and seeking offers to                               1,300,000 Shares
buy, common shares only in jurisdictions where offers and
sales are permitted. The information contained in this
prospectus is accurate only as of the date of this
prospectus, regardless of the time of delivery of this                                       [LOGO]
prospectus or of any sale of our common shares. Take to
Auction.com, Inc.

                         ------------
                                                                                           Common Shares
                      TABLE OF CONTENTS
                                                     Page
                                                     ----

Prospectus Summary..................................
Risk Factors........................................
Forward Looking Statements; Market Data.............
Use of Proceeds.....................................                               -----------------------------
Dividend Policy ....................................
Corporate Information...............................                                    P R O S P E C T U S
Capitalization......................................
Dilution............................................                               -----------------------------
Selected Financial Data.............................
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations........................................
Business............................................                                  NOBLE INTERNATIONAL
Management..........................................                                   INVESTMENT, INC.
Certain Transactions................................
Principal Shareholders..............................
Description of Capital Stock........................
Shares Eligible for Future Sale.....................
Underwriting........................................
Legal Matters.......................................
Experts.............................................
Additional Information..............................
Index to Financial Statements.......................  F-1


Until      , 2000 (25 days after the date of this prospectus),
all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to
deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as
underwriters and with respect to their unsold allotments or
subscriptions.
                                                                                             , 2000

============================================================         ==========================================================


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


         The following table sets forth the costs and expenses to be paid by Take to Auction.com in connection with the registration of the common shares hereunder. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee, the NASD filing fee and the American Stock Exchange filing fee.

Securities and Exchange Commission registration fee.                $4,118.40**
NASD filing fee.                                                            *
American Stock Exchange filing fee.                                         *
Accounting fees and expenses.                                         125,000
Legal fees and expenses.                                              350,000
Road show expenses.                                                   100,000
Printing and engraving expenses.                                       75,000
Blue sky fees and expenses.                                                 *
Transfer agent and registrar fees and expenses.                             *
Miscellaneous.                                                              *

         Total                                                      $ ---------


*To be completed by amendment.


**Payment of $6,672.00 already made.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 607.0850 of the Florida Business Corporation Act (the "FBCA") permits, in general, a Florida corporation to indemnify any person who was or is a party to any action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred in connection with such proceeding including the estimated expenses of litigating the proceeding to conclusion and the expenses, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or not opposed to, the best interest of the corporation and, in criminal actions or proceedings, in addition had non reasonable cause to believe that his or he conduct was unlawful. Section 607.0850(6) of the FBCA permits the corporation to pay in advance of a final disposition of such action or proceeding upon receipt of any undertaking by or on behalf of the director or officer to prepay such amount as, and to the extent, required by statute.
Section 607.0850 of the FBCA provides that the indemnification and advancement of expense provisions contained in the FBCA shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

         Our Amended and Restated Articles of Incorporation provide, in general, that we shall indemnify, to the fullest extent permitted by Section 607.0850 of the FBCA, any and all persons whom we shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in, or covered by, said section. The Amended and Restated Articles of Incorporation also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise, both as to actions taken in his or her official capacity and as to acts in another capacity while holding such office.

         In accordance with our Amended and Restated Articles of Incorporation, we shall indemnify any officer or director (including officers and directors serving another corporation, partnership, joint venture, trust, or other enterprise in any capacity at the company's request) made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she was serving in any of those capacities against judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred as a result of such action or proceeding. Indemnification would not be available if a judgment or other final adjudication adverse to such director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

         We intend to enter into Indemnification Agreements with each of our current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our Amended and Restated Articles of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of Take to Auction.com regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.


         We also refer you to Section      of the Underwriting Agreement, which
provides for the indemnification of our officers, directors and controlling persons against certain liabilities. The indemnification provision in our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and the Indemnification Agreements entered into between us and each of our directors and officers may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.


         We, with approval by our Board of Directors, expect to obtain directors' and officers' liability insurance.

         See also the undertakings set out in response to Item 17.

         We refer you to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:



                           Exhibit
                           Document                                      Number
                           --------                                      ------

Form of Underwriting Agreement                                            1.01
Amended and Restated Articles of Incorporation as currently in effect     3.01
Amended and Restated Bylaws as currently in effect                        3.02
Form of Indemnification Agreement to be entered into by Registrant
with each of its directors and executive officers                        10.06
Registrant's 1999 Stock Option Plan and related documents                10.07

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


         The following table sets forth information regarding all securities sold by us since our inception on June 2, 1999:



                                                                               Number of      Aggregate Purchase Price
Name of Purchasers                 Date of Sale     Title of Securities      Securities*/1    and Form of Consideration
------------------                 ------------     -------------------      ------------     -------------------------

Albert Friedman                      7/10/99            Common Stock                 2,327    $      142.86/Cash
Pacific Investments                  8/26/99            Common Stock             4,560,000    $  280,005.60/Cash
Horacio Groisman                     8/26/99            Common Stock             1,628,571    $ 100,002.001/Cash
Magdelena Zafir                      8/26/99            Common Stock             1,628,571    $ 100,002.001/Cash
Albert Friedman                      8/26/99            Common Stock             1,137,673    $   69,858.54/Cash
Hugo Calemczuk                       8/26/99            Common Stock             1,140,000    $   70,001.40/Cash
Pesia Leder                          8/26/99            Common Stock               814,287    $   50,001.00/Cash
Sharon Lallouz                       8/26/99            Common Stock               651,429    $   40,000.80/Cash
Maurice Alcavez                      8/26/99            Common Stock               651,429    $   40,000.80/Cash
Dr. Michelle Fisher                  8/26/99            Common Stock               244,286    $   15,000.30/Cash
Nadine Lallouz                       8/26/99            Common Stock               244,286    $   15,000.30/Cash
Zouhir Beidoun                       8/26/99            Common Stock               488,571    $   30,000.60/Cash
Isaac Lekach                         8/26/99            Common Stock               325,714    $   20,000.40/Cash
David Lekach                         8/26/99            Common Stock               325,714    $   20,000.40/Cash
Jassi Lekach                         8/26/99            Common Stock               325,714    $   20,000.40/Cash
The Joseph Trust                     8/26/99            Common Stock               325,714    $   20,000.40/Cash
(Issac Shalom)
Hannah Lekach                        8/26/99            Common Stock               325,714    $   20,000.40/Cash
Rachmil Lekach                       8/26/99            Common Stock               325,714    $   20,000.40/Cash
Dr. Bernard Weinbach                 8/26/99            Common Stock               162,857    $   10,000.20/Cash
Mayi De La Vega                      8/26/99            Common Stock               162,857    $   10,000.20/Cash
Glenn Gopman                         8/26/99            Common Stock               162,857    $   10,000.20/Cash
Israel Lewin                         8/26/99            Common Stock               162,857    $   10,000.20/Cash
Alice Lekach                         8/26/99            Common Stock               162,857    $   10,000.20/Cash
Andrea Koplowitz                     8/26/99            Common Stock               162,857    $   10,000.20/Cash
Gabriel Groisman                     8/26/99            Common Stock                81,429    $    5,000.10/Cash
Melissa Groisman                     8/26/99            Common Stock                81,429    $    5,000.10/Cash
SLI.com Venture I, Ltd.              8/26/99            Common Stock               857,143    $     350,000 Cash
Dominion Income Mgmt.                10/20/99           Common Stock               857,143    $     350,000 Cash
                                                                           ------------------
                                                                                18,000,000


* On June 6, 1999 we sold 100 shares of Common Stock to Sharon J. Lallouz who transferred the common shares back to us on July 10, 1999.

1/ Assumes 1,000 for stock split effective August 26, 1999 and 2.326530644 for 1 stock split effective November 3, 1999.



         No common shares were issued to Registrant's officers, directors, employees and consultants pursuant to the exercise of stock options granted under the Option Plan.

         All other sales were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. These sales were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the shares were being acquired for investment.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) The following exhibits are filed herewith:



EXHIBIT
NUMBER
--------

  1.01       Form of Underwriting Agreement.*

  3.01 Amended and Restated Articles of Incorporation as currently in effect.**

  3.02       Amended and Restated Bylaws as currently in effect.**

  4.01       Form of Specimen Certificate for common shares.*

  4.02       Form of Lock-up Agreement.*

  4.03       Form of Underwriters Warrant.*

  5.01 Opinion of Baker & McKenzie regarding legality of the securities being registered.

  10.01 Executive Employment Agreement between Registrant and Albert Friedman dated August 25, 1999.**

  10.02 Executive Employment Agreement between Registrant and Mitchell H. Morgan dated August 25, 1999.**

  10.03 Executive Employment Agreement between Registrant and Jonathan Geller dated October 1, 1999.

  10.04 Office Building Net Lease between Anglers Office Park, Inc., a Florida corporation doing business as Anglers Corporate Center, and the Registrant dated December 28, 1999.

  10.05 Office Lease between Miami Freezone Corporation, a Florida corporation, and the Registrant dated August 4, 1999.**

  10.06 Form of Indemnification Agreement to be entered into by Registrant with each of its directors and executive officers.**

  10.07      Registrant's 1999 Stock Option Plan and related documents.**

  10.08 Stock Purchase Agreement between Registrant and SLI.com Venture I, Ltd. dated August 26, 1999.**

  10.09 Stock Purchase Agreement between Registrant and Dominion Income Management dated October 20, 1999.**

  10.10      Form of Stock Option Agreement and related schedule.

  10.11      Form of Warrant Agreement.

  10.12 Financial Advisory and Strategic Planning Services Agreement between Registrant and ZeroDotNet, Inc. dated October 29, 1999.

  23.01      Consent of Baker & McKenzie (included in Exhibit 5.01).

EXHIBIT
NUMBER
--------


  23.02      Consent of Deloitte & Touche LLP.


  24.01      Power of Attorney (see Page II-6 of this Registration Statement).

  27.01      Financial Data Schedule.


*    To be supplied by amendment.

**   Incorporated by reference.


         (b) Financial statement schedules.

         No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Take to Auction.com pursuant to the provisions described under Item 14 above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Take to Auction.com of expenses incurred or paid by a director, officer or controlling person of Take to Auction.com in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake that:


    (1) We will provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Take to Auction.com pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the securities act of 1933, as amended, Take to Auction.com has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miami, state of Florida, on the 29th day of February, 2000.


                            Take to Auction.com, Inc.


                             By: /s/ Albert Friedman
                                --------------------------------
                                Albert Friedman, President and
                                   Chief Executive Officer



                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Albert Friedman and Mitchel H. Morgan, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

         Pursuant to the requirements of the securities act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



  Name                                        Title                              Date

Principal Executive Officer

/s/  Albert Friedman                        President, Chief Executive         February 29, 2000
-------------------------------             Officer and Director
Albert Friedman


Principal Financial Officer
and Principal Accounting
Officer

/s/  Mitchell Morgan                        Vice President,                    February 29, 2000
-------------------------------             Chief Financial Officer
Mitchell Morgan                             and Director


/s/  Jonathan Geller                        Vice President,                    February 29, 2000
-------------------------------             Chief Technology
Jonathan Geller                             Officer and Director



ADDITIONAL DIRECTORS


/s/  Horacio Groisman                       Director                           February 29, 2000
-------------------------------
Horacio Groisman


/s/  Ilia Lekach                            Director                           February 29, 2000
-------------------------------
Ilia Lekach


/s/  Garrick Hileman                        Director                           February 29, 2000
-------------------------------
Garrick Hileman


/s/  Hugo Calemczuk                         Director                           February 29, 2000
-------------------------------
Hugo Calemczuk


/s/  Miguel Cauvi                           Director                           February 29, 2000
-------------------------------
Miguel Cauvi


/s/  Alan Blaustein                         Director                           February 29, 2000
-------------------------------
Alan Blaustein
